UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Charter Communications, Inc.
(Name of Registrant as Specified in its Charter)

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March 21, 2013

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company” or “Charter”), which will be held at the The Ritz Carlton Hotel, Denver, 1881 Curtis Street, Denver, Colorado 80202 on Tuesday, April 30, 2013 at 8:30 a.m. (Mountain Daylight Time).

All stockholders of record at the close of business on March 1, 2013 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided, or you may vote via the Internet pursuant to the instructions on the proxy card. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Thomas M. Rutledge
President and Chief Executive Officer

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, CT 06901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF

CHARTER COMMUNICATIONS, INC.

Date:	April 30, 2013
Time:	8:30 a.m. (Mountain Daylight Time)
Place:	The Ritz Carlton Hotel, Denver
1881 Curtis Street
Denver, Colorado 80202

Matters to be voted on:

1	The election of eleven Class A directors, named in this proxy statement;

2.	An amendment increasing the number of shares in the Company’s 2009 Stock Incentive Plan;

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013; and

4.	Any other matters properly brought before the stockholders at the meeting.

The proxy statement more fully describes these proposals.

By order of the Board of Directors,

RICHARD R. DYKHOUSE
Corporate Secretary

March 21, 2013

CHARTER COMMUNICATIONS, INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 30, 2013. The 2013 notice and proxy statement and the 2012 annual report to stockholders are available at www.proxyvote.com.

This proxy statement and the Notice of Internet Availability of Proxy Materials were first mailed to stockholders on or about March 21, 2013.

Questions and Answers about Voting and the Annual Meeting

What matters will be voted on at the annual meeting?

As a holder of Class A common stock, you are being asked to vote, on the following:

•	Proposal 1: To elect eleven Class A directors, nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To amend the Company’s 2009 Stock Incentive Plan;

•	Proposal 3: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013; and

•	Proposal 4: To vote on any other matters properly brought before the stockholders at the meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the eleven Class A directors, nominated by our board of directors and named in this proxy statement;

•	FOR the amendment to the 2009 Stock Incentive Plan; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

What if other matters come up at the annual meeting?

The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. Your proxy gives discretionary authority to the persons named on the proxy card to vote on other matters. On such other business as may properly come before the meeting, your shares will be voted in the discretion and judgment of the proxy holder.

Who has been nominated for election as directors at the annual meeting?

The board of directors has nominated eleven directors for election. The eleven directors who have been nominated by the board of directors and agreed to serve as directors are: Messrs. Conn, Glatt, Jacobson, Karsh, Lee, Marcus, Markley, Merritt, Parker, Rutledge and Zinterhofer.

Who can vote at the annual meeting?

Holders of a total of 101,136,436 shares of Class A common stock, as of the close of business on March 1, 2013 (the “Record Date”), are entitled to vote at the annual meeting. Each holder of Class A common stock is entitled to one vote per share. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

What is the difference between being a stockholder of record and a beneficial owner?

You are a stockholder of record if at the close of business on the Record Date, your shares were registered in your name with Computershare Shareowner Services, our transfer agent and registrar.

You are a beneficial owner if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not directly in your name, but are held in “street name.” As the beneficial owner of your shares, you have the right to direct your broker or other nominee how to vote your shares, i.e., for or against the proposals to be considered at the annual meeting. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. See, “What if I do not provide instructions on how to vote my shares,” below.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker or other nominee, you should return your proxy in the envelope provided by such broker or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.

What if I do not provide instructions on how to vote my shares?

If you are a stockholder of record and you submit a proxy, but do not provide voting instructions, your shares will be voted for the election of the Company’s director nominees and “FOR” the proposals as described above.

If you are a beneficial owner and you do not provide the broker or other nominee which holds your shares with voting instructions, the broker or nominee has discretionary authority to vote for certain proposals, but not others pursuant to the rules of NASDAQ and the Securities and Exchange Commission (“SEC”). Brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but not on non-routine matters such as Proposals 1 and 2. Therefore, if you do not provide voting instructions to the broker or nominee that holds your shares, the broker or nominee may only vote for Proposal 3 and any other routine matters properly presented for a vote at the annual meeting.

What is the quorum required for the meeting?

We will hold the annual meeting if holders of shares having a majority of the voting power of the Class A common stock as of the Record Date either sign and return their proxy cards, vote via the Internet or attend the meeting. If you sign and return your proxy card or vote via the Internet, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

With respect to each of the proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is the vote required for the proposals on the agenda?

The affirmative vote of the holders of a majority of Class A shares cast is required for approval of Proposals 1, 2 and 3. For purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted.

A stockholder may vote to “abstain” on any of the proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals.

If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have the effect of a vote against the proposals. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.

What are my choices in the proposals on the agenda?

On Proposal 1, you can vote your shares “FOR,” or you can withhold your vote for the Class A director nominees. On Proposals 2 and 3, you can (1) vote for a proposal, (2) vote against a proposal, or (3) abstain from voting.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card.    Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” each of the Proposals as noted above.

Can I vote via the Internet?

Stockholders with shares registered in their names with Computershare Shareowner Services, our transfer agent, may authorize a proxy via the Internet at the following address www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits Internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.

Proxies submitted via the Internet must be received by 11:59 p.m. (EDT) on April 29, 2013. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the Internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person. If you wish to attend the annual meeting and vote your shares in person and you are the beneficial owner of your shares, you must obtain the documents required to vote your shares in person at the annual meeting from your broker, or nominee.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been appointed to receive and tabulate stockholder votes and to act as the inspector of election and certify to the election results.

Who is soliciting my vote?

The board of directors is soliciting your vote.

Who pays for this proxy solicitation?

The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A Directors

(Item 1 on Proxy Card)

The Company currently has eleven directors, each of whom is elected on an annual basis. The board of directors is soliciting your vote for the Class A directors to be elected at the annual meeting of stockholders. Once elected, each of the directors will hold office until his or her successor is elected, or he or she resigns or is otherwise removed.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A DIRECTOR NOMINEES.

Information about the Class A Director Nominees

The following information concerns the eleven individuals who have been nominated by the board of directors for election by the Class A stockholders. Each of the following individuals currently serves as a Class A director.

Directors	Position(s)
W. Lance Conn	Director
Craig A. Jacobson	Director
Darren Glatt	Director
Bruce A. Karsh	Director
Edgar Lee	Director
Jeffrey A. Marcus	Director
John D. Markley, Jr.	Director
David C. Merritt	Director
Stan Parker	Director
Thomas M. Rutledge	Director, President and Chief Executive Officer
Eric L. Zinterhofer	Chairman of the Board of Directors

W. Lance Conn, 44, was elected to the board of directors of Charter on November 30, 2009. Mr. Conn previously served on Charter’s board of directors since September 2004. From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc. Prior to joining Vulcan, Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbrige LLP in Washington, D.C. Mr. Conn served as an officer of Charter Investment, Inc. prior to and during the time of its Chapter 11 bankruptcy proceedings filed concurrently with Charter’s Chapter 11 proceedings. Mr. Conn holds a J.D. degree from the University of Virginia, a M.A. degree in history from the University of Mississippi and a B.A. degree in history from Princeton University. We believe Mr. Conn’s qualifications to sit on Charter’s board include his experience in the media business and as a director.

Darren Glatt, 37, was elected to the board of directors of Charter on November 30, 2009. Mr. Glatt joined Apollo Management, L.P. in 2006. During his tenure at Apollo, Mr. Glatt has focused on investments in the media, communications and leisure sectors. Prior to Apollo, Mr. Glatt was a member of the Media Group at Apax Partners from 2004 to 2006, a member of the Media Group at the Cypress Group from 2000 to 2002 and a member of the Mergers & Acquisitions Group at Bear, Stearns & Co. from 1998 to 2000. Mr. Glatt also serves on the board of directors of CORE Entertainment Holdings, Inc., PlayPower Holdings, Inc., Principal Maritime Holdings, LLC and Veritable Maritime Holdings, LLC. Mr. Glatt received his MBA from the Harvard Business School and graduated summa cum laude from George Washington University’s School of Business & Public Management. We believe Mr. Glatt’s qualifications to sit on Charter’s board include his experience in the media, banking and investment industries.

Craig A. Jacobson, 60, was elected to the board of directors of Charter on July 27, 2010. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush and Kaller, L.L.P., where he has practiced entertainment law for the past 25 years. Mr. Jacobson is a member of the Board of Directors of Expedia, Inc., Aver Media, a privately held Canadian lending institution, and Tribune Entertainment. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live-Nation, Inc. in January 2010. Mr. Jacobson received his Bachelor of Arts degree from Brown University in 1974, where he was a member of Phi Beta Kappa, and his J.D. degree with Honors from George Washington University School of Law in 1979. We believe Mr. Jacobson’s qualifications to sit on Charter’s board include his media and business experience.

Bruce A. Karsh, 57, was elected to the board of directors of Charter on November 30, 2009. Since 1995, Mr. Karsh has served as President and co-founder of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, a Los Angeles-based investment management firm. Prior to co-founding Oaktree, Mr. Karsh was a Managing Director of Trust Company of the West (“TCW”) and its affiliate, TCW Asset Management Company, and the portfolio manager of the Special Credits Funds for seven years. Prior to joining TCW, Mr. Karsh worked as Assistant to the Chairman of Sun Life Insurance Company of America and of SunAmerica, Inc., its parent. Prior to that, he was an attorney with the law firm of O’Melveny & Myers. Mr. Karsh holds an A.B. degree in Economics from Duke University and a J.D. from the University of Virginia School of Law. Mr. Karsh serves as the Chairman of the Board of Directors for Duke University’s investment management company and serves as a director of Oaktree Capital Group, LLC, LBI Media Holdings, Inc. and LBI Media, Inc. We believe Mr. Karsh’s qualifications to sit on Charter’s board include his business and investment experience.

Edgar Lee, 37, was elected to the board of directors of Charter on January 18, 2011. He is a Managing Director of Oaktree Capital Management, L.P. Mr. Lee joined Oaktree Capital Management in 2007. From 2005 to 2007, Mr. Lee was an Associate Director in the TMT Investment Banking division of UBS Investment Bank in Los Angeles. Prior to UBS, Mr. Lee was an Associate in the Fixed Income Division at Lehman Brothers Inc. Mr. Lee received a B.A. in Economics from Swarthmore College and a M.P.P. with a concentration in Applied Economics from Harvard University. We believe Mr. Lee’s qualifications to sit on Charter’s board include his business and investment experience.

Jeffrey A. Marcus, 66, was elected to the board of directors of Charter on May 1, 2012. Mr. Marcus joined Crestview Partners in 2004 as a Partner. He is a media and communications entrepreneur who previously served as the President and Chief Executive Officer of AMFM, Inc., (formerly Chancellor Media Corporation), one of the nation’s largest radio broadcasting companies. Mr. Marcus was also the founder and chief executive officer of Marcus Cable Company, which was the largest privately held cable company in the United States at the time of its sale in 1998. Mr. Marcus also founded an earlier cable company, Marcus Communications, Inc., which was merged into Western Tele-Communications, Inc. Mr. Marcus served as the chief executive officer of the merged and renamed company, WestMarc Communications, Inc. until 1988. In 1989, the company was sold to Tele-Communications, Inc. Mr. Marcus is currently a director of Cumulus Media, Inc., CWGS Enterprises, LLC, and NEP Group, Inc. and has served on public and private company boards of directors, including OneLink Communications, Insight Communications Company, Inc., Brinker International, Inc., AMFM Inc. and WestMarc Communications, Inc. Mr. Marcus received his B.A. in Economics from the University of California — Berkeley. We believe Mr. Marcus’ qualifications to sit on Charter’s board include his cable and business experience.

John D. Markley, Jr., 47, was elected to the board of directors of Charter on November 30, 2009. Mr. Markley has served as Managing Director of Bear Creek Capital Management, an investment firm focused on public and private companies in the communications, media and technology industries, since 2009. From 1996 to 2009, Mr. Markley was a partner at Columbia Capital, a venture capital firm. Prior to Columbia Capital, Mr. Markley was at the Federal Communications Commission where he developed US Government spectrum policy, and with Kidder, Peabody, an investment firm. Mr. Markley is currently a director of Broadsoft and Millennial Media, both publicly traded companies, and numerous private companies. Mr. Markley received a B.A. degree from Washington & Lee University and an M.B.A degree from Harvard Business School. We believe Mr. Markley’s qualifications to sit on Charter’s board include his experience in the telecommunications and media industries.

David C. Merritt, 58, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter’s board and Audit Committee since 2003. Since March 2009, he has been the president of BC Partners, Inc., a financial advisory firm. From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. Mr. Merritt is a director of Outdoor Channel Holdings, Inc. and of Calpine Corporation and currently serves as Chairman of the Audit Committee of each company. He is also a director of Buffet Restaurants Holdings, Inc. From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge. We believe Mr. Merritt’s qualifications to sit on Charter’s board include his many years of experience with a major accounting firm, as a director and audit committee member, and in the media industry.

Stan Parker, 37, was elected to the board of directors of Charter on January 18, 2011. He is a Senior Partner of Apollo Global Management LLC, having joined the firm as an associate in 2000. Prior to that time, Mr. Parker was employed by Salomon Smith Barney, Inc. in its Financial Entrepreneurs Group within the Investment Banking Division. Mr. Parker also serves on the board of directors of Affinion Group, CEVA Logistics, Momentive Performance Materials and CORE Entertainment Holdings, Inc. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania. We believe Mr. Parker’s qualifications to sit on Charter’s board include his business and investment experience.

Thomas M. Rutledge, 59, was appointed as a director and President and Chief Executive Officer of the Company effective on February 13, 2012. Prior to joining Charter, Mr. Rutledge served as Chief Operating Officer of Cablevision from April 2004 until December 2011. A 34-year cable industry veteran, Mr. Rutledge previously served as president of Time Warner Cable. He began his career in 1977 at American Television and Communications (ATC), a predecessor company of Time Warner Cable. Mr. Rutledge currently serves on the board of the National Cable and Telecommunications Association (NCTA). He served as Chairman of the NCTA from 2008-2010, and currently serves on the boards of CableLabs, C-SPAN and the CTAM Educational Foundation. In 2011, he received NCTA’s Vanguard Award for Distinguished Leadership, the cable industry’s highest honor. He is a member of the Cable Hall of Fame and was inducted into the Broadcasting and Cable Hall of Fame in 2011. He received a B.A. in economics from California University in California, Pennsylvania in 1977. We believe Mr. Rutledge’s qualifications to sit on Charter’s board include his many years of experience as an executive in the media industry.

Eric L. Zinterhofer, 41, was elected to the board of directors of Charter on November 30, 2009 and as non-executive Chairman of the board on December 1, 2009. In 2010, Mr. Zinterhofer founded Searchlight Capital Partners, LLC, a private equity firm. Previously, he served as a senior partner at Apollo Management, L.P. and was with Apollo from 1998 until May 2010. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management. Mr. Zinterhofer is a director of Central European Media Enterprises Ltd., Dish TV India Ltd, and Hunter Boot Ltd. In the past five years, Mr. Zinterhofer was a director of iPCS, Inc, Unity Media SCA and Affinion Group, Inc. Mr. Zinterhofer received B.A. degrees in Honors Economics and European History from the University of Pennsylvania and received an M.B.A. from Harvard Business School. We believe Mr. Zinterhofer’s qualifications to sit on Charter’s board include his experience as a director and in the banking and investment industries.

Board of Directors and Committees of the Board of Directors

Our board of directors meets regularly throughout the year on an established schedule. The board also holds special meetings and acts by written consent from time to time as necessary. The Company held an annual stockholders’ meeting in 2012, which all directors attended. Members of the board of directors are encouraged to attend the annual meeting each year. In 2012, the full board of directors held six meetings and acted one time by written consent. No incumbent director attended fewer than 90% of the total number of meetings of the board and of committees on which he served.

The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The committees of the board of directors include the following: Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, Section 162(m) Committee and Finance Committee. The Audit, Compensation and Benefits, Finance and Nominating and Governance Committees each has a charter which is available on our website, www.charter.com.

Charter’s Audit Committee consisted of Messrs. Merritt, Jacobson and Markley in 2012. Mr. Merritt is Chairman of the Audit Committee. Charter’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations. All members of the Audit Committee were determined by the board in 2012 to be independent in accordance with the listing standards of the NASDAQ Global Select Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Audit Committee met six times in 2012.

The Compensation and Benefits Committee reviews and approves the Company’s compensation of the senior management of the Company and its subsidiaries. During 2012, the Committee was comprised of Messrs. Conn, Zinterhofer and Marcus. Mr. Marcus was appointed to the Compensation and Benefits Committee on May 1, 2012, following his election at Charter’s annual shareholders meeting. All members of the Compensation and Benefits Committee were determined by the board in 2012 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Compensation and Benefits Committee met five times in 2012 and executed five unanimous consents in lieu of meetings.

The Nominating and Corporate Governance Committee members in 2012 were Messrs. Karsh, Glatt and Lee. Mr. Karsh is Chairman of the Committee. All members of the Nominating and Governance Committee were determined by the board in 2012 to be independent in accordance with the listing standards of the NASDAQ Global Select Market. The Nominating and Corporate Governance Committee met three times in 2012.

The Section 162(m) Committee reviews the Company’s compensation for purposes of qualifying as performance-related compensation and thus meeting the provisions under Internal Revenue Code 162(m) for deductibility. In 2012, the Section 162(m) Committee was comprised of Messrs. Cohn (for a portion of the year), replaced by Mr. Jacobson and Markley. This committee executed two unanimous consents in lieu of meetings.

The Finance Committee reviews the Company’s financing activities and approves the terms and conditions of certain financing transactions referred to it by the board, in consultation with the Company’s legal and financial advisors. The Finance Committee in 2012 consisted of Messrs. Lee, Merritt and Parker. The Finance Committee met three times during the year.

From time to time, the board may create “ad hoc” committees for specific projects or transactions. There were no ad hoc committees in 2012.

The Company’s Nominating and Corporate Governance Committee of the board of directors has determined that Messrs. Conn, Jacobson, Markley and Merritt are independent directors under NASDAQ rules. The committee also determined that Messrs. Glatt, Karsh, Lee, Marcus, Parker and Zinterhofer are independent under the NASDAQ rules; however, their status or relationship with an affiliate of the Company prohibits an independence finding under SEC rules for Audit Committee membership purposes. Mr. Rutledge is the President and Chief Executive Officer of the Company and is thus not independent.

Nomination and Qualifications of Directors

Candidates for director are nominated by the board of directors, based on the recommendation of the Nominating and Corporate Governance Committee. Charter’s Corporate Governance Guidelines provide that, among other things, candidates for new board members to be considered by the Charter’s board of directors should be individuals from diverse business and professional backgrounds with unquestioned high ethical standards and professional achievement, knowledge and experience. Candidates should include diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.

Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Corporate Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.

Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (see “Stockholders Proposal for 2014 Annual Meeting” below for deadline requirements) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals not personally known by the current board members.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, as a non-executive officer, provides guidance to the CEO and presides over meetings of the full board. We could decide to combine these positions in the future.

The full board of directors oversees the various risks to the Company, delegating to the various committees specific responsibilities. The Audit Committee reviews our Enterprise Risk Management (“ERM”) Program on a regular basis. The Audit Committee meets regularly with members of management in executive session, as well as with the General Counsel, Chief Compliance Officer, the Vice President of Internal Audit Services and representatives of our independent registered public accounting firm. The Compensation and Benefits Committee oversees our compensation policies and practices, including reviewing our incentive and equity-based compensation plans and benefits plans. The Nominating and Corporate Governance Committee oversees corporate governance, including recommending board and committee nominations and the corporate guidelines and determining director independence.

Stockholder Contact with Directors

Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, CT 06901

Attn: Corporate Secretary

The Corporate Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.

2012 Director Compensation

The non-employee director compensation package in effect for 2012 includes an annual retainer of $90,000 in cash and an annual award of $90,000 in restricted stock. In addition to the annual retainer, under the non-employee director compensation plan, the Audit Committee chair receives $20,000 per year, the Compensation and Benefits Committee chair receives $10,000 per year, and the chair of the Nominating and Corporate Governance Committee receives $10,000 per year. Each Audit Committee member (including the chair) receives $20,000 per year, each Compensation and Benefits Committee member (including the chair) receives $15,000 per year, each Finance Committee member receives $15,000 per year and each Nominating and Corporate Governance Committee member (including the chair) receives $10,000 per year.

Messrs. Glatt and Parker (as to Apollo Management, L.P.); Messrs. Karsh and Lee (as to Oaktree Capital Management, L.P.) and Mr. Marcus (as to Crestview Partners, L.P.) each requested that all cash compensation they received for their participation on Charter’s board of directors or committees of the board be paid directly to their respective employers in accordance with their internal policies.

Directors who are employees do not receive additional compensation for board of directors’ participation. Mr. Rutledge, Charter’s President, CEO and board member, was the only current director who was also an employee during 2012.

The following table sets forth information regarding the compensation to those non-employee members of the board of directors listed below for services rendered for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Robert Cohn(3)	34,856	—	34,856
W. Lance Conn	115,000	89,982	204,982
Darren Glatt	100,000	—	100,000
Craig Jacobson	110,000	89,982	199,982
Bruce Karsh	110,000	89,982	199,982
Edgar Lee	115,000	89,982	204,982
Jeffrey Marcus(3)	70,000	89,982	159,982
John D. Markley, Jr.	110,000	89,982	199,982
David Merritt	145,000	89,982	234,982
Stan Parker	105,000	—	105,000
Eric Zinterhofer	105,000	89,982	194,982

(1)

Cash compensation to the directors is paid in advance on a quarterly basis. All directors received the annual retainer of $90,000 for 2012; however, the annual retainers for Messrs. Marcus and Cohn were pro-rated to reflect their respective partial year of service. In addition to his pro-rated annual retainer of $29,877, Mr. Cohn received $4,979 for his partial year of service on the Compensation and Benefits Committee. In addition to the annual retainer, Mr. Conn received $10,000 for his service as the Compensation and Benefits Committee chair and $15,000 for his service as a member of that Committee. In addition to the annual retainer, Mr. Glatt received $10,000 for his service as a member of the Nominating and Governance Committee. In addition to the annual retainer, Mr. Jacobson received compensation for his service on the Audit Committee equal to $20,000. In addition to the annual retainer, Mr. Karsh received $10,000 for his service as chair of the Nominating and Governance Committee as well as $10,000 for his service as a member of that committee. In addition to his annual retainer, Mr. Lee received $10,000 for his service on the Nominating and Governance Committee and $15,000 for his service on the Finance Committee. In addition to his pro-rated annual retainer of $60,000, Mr. Marcus received $10,000 for his service on the Compensation and Benefits Committee. In addition to the annual retainer, Mr. Markley received $20,000 for his service on the Audit Committee. In addition to the annual retainer, Mr. Merritt received $20,000 for his service as chair of the Audit Committee as well as $20,000 for his service as a member of that committee and $15,000 for his service on the Finance Committee. In addition to his annual retainer, Mr. Parker received $15,000 for his service on the Finance Committee. In addition to the annual retainer, Mr. Zinterhofer received $15,000 for his service on the Compensation and Benefits Committee.

(2)

Amounts attributed to the annual restricted stock grant for all directors vesting one year after the date of grant, with a fair value on the date of grant (May 1, 2012) of $89,982. The grant date fair value amount was calculated in accordance with accounting guidance related to share-based payment transactions with employees (FASB Topic 718). For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis. All restricted stock granted to the directors during 2012 valued above will vest on May 1, 2013.

(3)

Mr. Cohn served on Charter’s Board during the first quarter of 2012 through the annual meeting on May 1, 2012. Mr. Cohn did not, however, stand for re-election at that meeting and his seat on the Board was filled by Mr. Marcus.

Indemnification

Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries.

Executive Officers

Our executive officers as of the date hereof, listed below, are elected by the board of directors annually, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position

Thomas M. Rutledge	President, Chief Executive Officer and Director
John Bickham	Chief Operating Officer
Christopher L. Winfrey	Executive Vice President and Chief Financial Officer
Thomas E. Adams	Executive Vice President, Field Operations
James Blackley	Executive Vice President, Engineering and Information Technology
Donald F. Detampel	Executive Vice President, Strategy and President, Commercial Services
Richard R. Dykhouse	Executive Vice President, General Counsel and Corporate Secretary
Jonathan Hargis	Executive Vice President, Chief Marketing Officer
Kathleen Mayo	Executive Vice President, Customer Operations
Robert E. Quicksilver	Executive Vice President, Chief Administrative Officer
Scott Weber	Executive Vice President, Network Operations
James M. Heneghan	President, Charter Media
Kevin D. Howard	Senior Vice President — Finance, Controller and Chief Accounting Officer

Information regarding our executive officers, other than Mr. Rutledge who serves as a director, is set forth below.

John Bickham, 63, Chief Operating Officer.    Mr. Bickham joined Charter as Executive Vice President and Chief Operating Officer on April 30, 2012. Prior to joining Charter, Mr. Bickham served as President of Cable and Communications for Cablevision where he was employed from 2004 through November 2011. Prior to Cablevision, Mr. Bickham was Executive Vice President with corporate responsibility for a number of large markets for Time Warner Cable. In 1986, Mr. Bickham was a founding executive of KBLCOM, a cable company which partnered with ATC and owned cable systems with 1,700,000 customers. Mr. Bickham’s tenure with KBLCOM ended in 1995 as President and Chief Operating Officer. Mr. Bickham serves on the Cable Center Board and was honored with the industry’s Vanguard Award for Cable Operations Management in 2007. He received his B.S. degree in electrical engineering from Texas A&I University.

Christopher L. Winfrey, 37, Executive Vice President and Chief Financial Officer.    Mr. Winfrey joined Charter as Executive Vice President and Chief Financial Officer on November 1, 2010. Prior to joining Charter, Mr. Winfrey served as Chief Financial Officer and Managing Director of Unitymedia GmbH from March 2006 through October 2010. Mr. Winfrey was also appointed Managing Director of Unitymedia Management GmbH, Unitymedia Hessen Verwaltung GmbH and Unitymedia NRW GmbH in March 2006 and arena Sport Rechte und Marketing GmbH in April 2008. From December 2002 through December 2005, Mr. Winfrey served as Senior Vice President — Corporate Finance and Development at Cablecom GmbH. Mr. Winfrey was previously Director of Financial Planning and Analysis of NTL’s continental European operations and a Senior Associate in the private equity group at Communications Equity Associates. Mr. Winfrey graduated from the University of Florida, with a B.S. degree in Accounting. He also received his M.B.A. from the University of Florida.

Thomas E. Adams, 58, Executive Vice President, Field Operations.    Mr. Adams joined Charter as Executive Vice President, Field Operations on October 1, 2012. Prior to joining Charter, Mr. Adams served as Regional Vice President of Operations for Wisconsin at Time Warner Cable from 2009 to September 28, 2012. Prior to that Mr. Adams served as Regional Vice President of Operations for Eastern Carolina at Time Warner Cable from 2007 to 2009 and Division President for Raleigh, North Carolina at Time Warner Cable from 2002 to 2007. Mr. Adams received an associate degree in Applied Science, Engineering from Delhi Agriculture and Technical College and a B.S degree in Engineering from Florida International University.

James Blackley, 57, Executive Vice President, Engineering and Information Technology.    Mr. Blackley joined Charter as Executive Vice President, Corporate Engineering and Technology on October 15, 2012. Prior to joining Charter, Mr. Blackley served as Executive Vice President, Corporate Engineering and Technology for Cablevision, where he was employed from 1996 through May 2012. Prior to Cablevision, Mr. Blackley designed software and systems with evolving development and technology responsibilities with Royal Insurance, Depository Trust Company, Long Island Lighting Company, Con Edison and American International Group.

Donald F. Detampel, 57, Executive Vice President, Strategy and President, Commercial Services.    Mr. Detampel joined Charter as Executive Vice President and President, Commercial Services in October 2010 and was appointed Executive Vice President, Technology and President, Commercial Services in April 2011. Prior to joining Charter, Mr. Detampel served as Senior Vice President, Business Services at Comcast Corporation from March 2010 through August 2010. Prior to that, Mr. Detampel served as an Executive Chairman and director of New Global Telecom, Inc. from May 2008 through February 2010. Mr. Detampel served as President and Chief Executive Officer and board director of Raindance Communications, Inc., a publicly traded multimedia conferencing company, from February 2004 through April 2006. Mr. Detampel currently serves on the boards of directors of Alpine Access, Inc. and Peer 1 Networks, Inc. and also on the advisory board of Advanced Data Centers, Inc. Mr. Detampel received B.S. degrees, magna cum laude, in mathematics and physics, from St. Norbert College.

Richard R. Dykhouse, 49, Executive Vice President, General Counsel and Corporate Secretary.    Mr. Dykhouse has served in to his current position since February 2013 having previously been a Senior Vice President since 2011 and Vice President of Charter since 2006. Prior to joining Charter, Mr. Dykhouse was Senior Counsel and Assistant Secretary for CNH Global, N.V. from 2004 to 2006 and was an attorney for Conseco, Inc. from 1994 to 2003 serving in the corporate law group with his last position as a Senior Vice President, Legal. Mr. Dykhouse received a bachelor’s degree in finance from Olivet Nazarene University, a M.B.A. from Indiana University and a J.D. degree from Indiana University School of Law — Indianapolis.

Jonathan Hargis, 56, Executive Vice President and Chief Marketing Officer.    Mr. Hargis joined Charter as Executive Vice President and Chief Marketing Officer on April 9, 2012. Prior to joining Charter, Mr. Hargis was with Cablevision from December 2000 through March 2012, most recently serving at Cablevision as Executive Vice President, Marketing. Prior to Cablevision, Mr. Hargis served in various leadership roles at AT&T. He served on the board of the Cable & Telecommunications Association for Marketing (CTAM) from April 2008 to March 2012 and chaired the CTAM board from September 2011 to March 2012. Mr. Hargis received a B.A. from Otterbein College and a M.B.A. from Wright State University.

Kathleen Mayo, 54, Executive Vice President, Customer Operations.    Ms. Mayo joined Charter as Executive Vice President, Customer Operations on September 17, 2012. Prior to joining Charter, Ms. Mayo joined Cablevision in 1997 and most recently served as Executive Vice President, Consumer Operations of Cablevision. Ms. Mayo earned a B.A. at West Chester University and a M.B.A. at Temple University.

Robert E. Quicksilver, 59, Executive Vice President and Chief Administrative Officer.    Mr. Quicksilver joined Charter as Executive Vice President and Chief Administrative Officer on September 6, 2011. Prior to joining Charter, Mr. Quicksilver was a partner with the law firm, Patton Boggs, LLP in Washington, D.C., from November 2010 through September 2011. Prior to that, Mr. Quicksilver was an independent consultant for the Internet industry from February 2010 through October 2010. From July 2007 through January 2010, Mr. Quicksilver served as chief content officer of TidalTV, an online video aggregation and advertising optimization platform. Prior to that, Mr. Quicksilver served as an independent consultant to Internet companies, including Yahoo! Media Group, from November 2005 to June 2007. From August 1999 to August 2005, Mr. Quicksilver served as President, Network Distribution at FOX Broadcasting Company. Mr. Quicksilver received a B.A. degree, summa cum laude, from Dartmouth College and a J.D. degree, magna cum laude, from the University of Michigan Law School.

Scott Weber, 57, Executive Vice President, Network Operations.    Mr. Weber joined Charter as Executive Vice President, Network Operations on June 18, 2012. Prior to joining Charter, Mr. Weber served as Executive Vice President, Engineering Network Management for Cablevision from January 2007 through January 2012. Prior to joining Cablevision, Mr. Weber was with Comcast from 1986 through January 2007 leading technical operations, engineering operations and network management in various roles there. Mr. Weber is a member of Society of Cable Telecommunications Engineers (SCTE), Institute of Electrical and Electronics Engineers (IEEE) and American Radio Relay League (ARRL).

James M. Heneghan, 54, President, Charter Media.    Mr. Heneghan was promoted to his current position in July 2010. Prior to his promotion, he served as Senior Vice President of Advertising Sales, Senior Vice President of Marketing and Advertising Sales, Vice President of Charter Media and Vice President of Advertising Sales of the Western Operating Division during his tenure at Charter which began in March 2001. Before joining Charter, Mr. Heneghan was Corporate Director of Advertising Sales for Cable One. Prior to Cable One, he served six years in several capacities with Cable One’s parent company, The Washington Post, in newspaper advertising sales. He also worked with the DDB Needham and J. Walter Thompson advertising agencies. Mr. Heneghan earned a Bachelor’s degree in Economics and Political Science from Bucknell University in Lewisburg, Pennsylvania.

Kevin D. Howard, 43, Senior Vice President — Finance, Controller and Chief Accounting Officer.    Mr. Howard was promoted to his position as Senior Vice President — Finance, Controller and Chief Accounting Officer in December 2009. From August 1, 2010 through October 31, 2010, Mr. Howard served as Interim Chief Financial Officer. From April 2006 to December 2009, Mr. Howard served as Vice President, Controller and Chief Accounting Officer. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he held a number of positions in the audit division prior to leaving in April 2002. Mr. Howard served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. Mr. Howard received a bachelor’s degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

Executive Compensation

Compensation Committee Interlocks and Insider Participation

During 2012, no member of Charter’s Compensation and Benefits Committee was an officer or employee of Charter or any of its subsidiaries. Mr. Zinterhofer served as the non-executive Chairman of the Board in 2012.

During 2012, (1) none of Charter’s executive officers served on the compensation committee of any other company that has an executive officer currently serving on Charter’s board of directors or Compensation and Benefits Committee and (2) none of Charter’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee.

Report of the Compensation and Benefits Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically state otherwise.

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) set forth below including the accompanying tables and recommended to the board of directors that it be included in this proxy statement.

W. LANCE CONN, Chairman

ERIC ZINTERHOFER

JEFFREY A. MARCUS

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our Named Executive Officers (including our Chief Executive Officer, Chief Financial Officer, and other executive officers appearing in the Summary Compensation Table) should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee of our board of directors is responsible for overseeing our overall compensation structure, policies and programs and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees.

Our CEO annually reviews the performance of each of the other Named Executive Officers. He recommends to the Compensation and Benefits Committee salary adjustments, annual cash bonuses and equity incentive compensation applying specific performance metrics that have been approved by the Compensation and Benefits Committee at the beginning of each year for the other Named Executive Officers. The Compensation and Benefits Committee has, on occasion, requested the CEO to be present at Compensation and Benefits Committee meetings where executive compensation and Charter and individual performance are discussed and evaluated. The CEO is invited for the purpose of providing insight or suggestions regarding executive performance objectives and/or achievements, and the overall competitiveness and effectiveness of our executive compensation program. Although the Compensation and Benefits Committee considers the CEO’s recommendations along with analysis provided by the Compensation and Benefits Committee’s compensation consultants, it retains full discretion to set all compensation for our Named Executive Officers, except that the Compensation and Benefits Committee’s recommendations for the CEO’s compensation goes before Charter’s full board of directors, with non-employee directors voting on the approval of any recommendations, subject to any employment agreements.

Compensation Consultant

The Compensation and Benefits Committee has the authority under its Charter to directly engage the services of a compensation consultant(s) or other advisors. Semler Brossy Consulting Group, LLC (“Semler Brossy”) was retained directly by the Compensation and Benefits Committee. In carrying out its assignments, Semler Brossy also interacted with management when necessary and appropriate. Semler Brossy may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the Compensation and Benefits Committee in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. During the year ended December 31, 2012, Semler Brossy provided no services to the Company other than its advice to the Compensation and Benefits Committee on executive compensation issues.

The following is a description of the services provided by Semler Brossy, as the Compensation and Benefits Committee consultant, during the year ended December 31, 2012:

•	Attended all Compensation and Benefits Committee meetings;

•

Provided information, research, and analysis pertaining to executive compensation programs and conducted a comprehensive assessment of our annual executive compensation program relative to competitive markets;

•	Regularly updated the Compensation and Benefits Committee on market trends, changing practices, and legislation pertaining to compensation;

•	Assisted the Compensation and Benefits Committee in making pay determinations for the Chief Executive Officer and other executive officers;

•	Advised on the design of the executive compensation program and the reasonableness of individual compensation targets and awards; and

•	Provided advice and recommendations that incorporated both market data and Company-specific factors.

The Compensation and Benefits Committee believes that there was no conflict of interest between the compensation consultant and the Compensation and Benefits Committee during the year ended December 31, 2012. In reaching this conclusion, the Compensation and Benefits Committee considered the factors set forth in the SEC rule effective July 27, 2012 regarding compensation advisor independence.

Compensation Philosophy and Objectives

The Compensation and Benefits Committee believes that attracting and retaining well-qualified executives is a top priority. The Compensation and Benefits Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to ensure that our compensation programs are competitive with executive pay levels within the cable, telecommunications, and other related industries that define our competitive labor markets. We seek to uphold this philosophy through attainment of the following objectives:

Pay-for-Performance.    We seek to ensure that the amount of compensation for each Named Executive Officer is reflective of the executive’s performance and service to us for the time period under consideration. Our primary measures of performance used to gauge appropriate levels of performance-based compensation have included revenue, Adjusted EBITDA, operating cash flow, operational improvements, capital management, customer satisfaction, and/or such other metrics as the Compensation and Benefits Committee shall determine is then critical to our long-term success at that time. While we believe that our executives are best motivated when they believe that their performance objectives are attainable, we also believe that these metrics should be challenging and represent important improvements over performance in prior years. Compensation payable pursuant to our annual Executive Bonus Plan and our Long-Term Incentive Program is dependent on our performance.

Alignment.    We seek to align the interests of the Named Executive Officers with those of our investors by evaluating executive performance on the basis of the financial measurements noted above, which we believe closely correlate to long-term stakeholder value creation. The annual cash bonus and long-term incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short-and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, specifically dependent upon our financial performance over the relevant periods. This rewards executives for performance that enhances our financial strength and stakeholder value.

Retention.    We recognize that a key element to our success is our ability to retain a team of highly-qualified executives who can provide the leadership necessary to successfully execute our short- and long-term business strategies. We also recognize that, because of their qualifications, our senior executives are often presented with other professional opportunities, potentially ones at higher compensation levels. It is often difficult to retain talented management. Our retention strategy faces additional challenges in that the skills of our current management team are attractive to many companies inside and outside of the cable industry. The following programs underscore our focus on retention.

Pay Levels and Competitive Analysis

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within Charter, the individual’s experience and expertise, pay levels for peers within Charter, pay levels in the marketplace for similar positions, and performance of the individual and Charter as a whole. In determining these pay levels, the Compensation and Benefits Committee considers all forms of compensation and benefits. When establishing the amounts of such compensation, the Compensation and Benefits Committee considers publicly available information, such as proxy statements, as well as third-party administered benchmark surveys concerning executive compensation levels paid by other competitors and in the industry generally.

With the assistance of Semler Brossy, the Compensation and Benefits Committee approved a peer group of the following 13 publicly-traded companies for assessing the competitiveness of executive compensation effective for 2012:

•	BCE Inc.

•	Cablevision Systems Corp.

•	CenturyLink Inc.

•	Comcast Corporation

•	The DIRECTV Group, Inc.

•	Frontier Communications Corp.

•	Leap Wireless International Inc.

•	Liberty Global

•	MetroPCS Communications Inc.

•	Telephone and Data Systems Inc.

•	TELUS Corp.

•	Time Warner Cable Inc., and

•	Windstream Corp.

Peer group companies selected met the following criteria:

•	Cable, satellite and telecommunications services industry (based on GICS code);

•	Telecommunications companies with between one-third and 3 times Charter’s revenue; and

•	Companies headquartered in the United States or Canada.

Consistent with our practice, and in light of recent transactions within the peer group, the Compensation and Benefits Committee revisits peer group composition on a periodic basis. In addition to these specific peer companies, the Compensation and Benefits Committee also reviews data from a number of published compensation surveys that provide broader market data for specific functional responsibilities for companies of similar revenue size to us.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation and Benefits Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

In light of our practice of making a relatively high portion of each executive officer’s compensation based on performance (i.e., at risk), the Compensation and Benefits Committee generally examines peer company data at the -50th- percentile (i.e., the median), for performance at target or for specialization of a skill set. The Compensation and Benefits Committee generally sets target compensation for our executive group at the median of the market data.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, experience and expertise, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the preservation of stakeholder value. Based on data provided by our outside advisor, target total direct 2012 compensation (i.e. salary, bonus and long-term incentive) for our Named Executive Officers was, on average, below median levels for the peer group.

Pay Mix

We utilize the particular elements of compensation because we believe that it provides a well-proportioned mix of total opportunity, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, we provide the executive with a measure of stability in the minimum level of compensation the executive is eligible to receive, while motivating the executive to focus on the business metrics and actions that will produce a high level of performance for Charter, as well as reducing the risk of recruitment of top executive talent by competitors.

For key executives, the mix of compensation is weighted toward at-risk pay (annual incentives and long-term incentives). We believe that maintaining this pay mix results in a fundamental pay-for-performance orientation for our executives. We also believe that long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the compensation package of our key executives. We adopted a new stock incentive plan after emergence from bankruptcy in November 2009 and awards were made to executives under this new plan in July 2010 and April and December 2011. Awards were made in 2012 to our Named Executive Officers, Messrs. Bickham and Blackley and Ms. Mayo, in connection with execution of their employment agreements with the Company in 2012. An award was made to Mr. Winfrey in August 2012 in connection with his relocation to the New York metropolitan area. See “Special Compensation Programs” below for further details on Mr. Winfrey’s relocation package.

Implementing Our Objectives

The Compensation and Benefits Committee makes compensation decisions after reviewing our performance and carefully evaluating an executive’s performance during the year against pre-established goals, leadership qualities, operational performance, business responsibilities, career with Charter, current compensation arrangements and long-term potential to enhance stakeholder value. Specific factors affecting compensation decisions for the Named Executive Officers include:

•

Assessment of Company Performance — criteria may include revenue, monthly recurring revenue, adjusted EBITDA, free cash flow, adjusted EBITDA less capital expenditures, average revenue per unit, operating cash flow, operational improvements, capital management, customer satisfaction or other service metrics and/or such other metrics as the Compensation and Benefits Committee determines is critical to our long-term success. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable;

•

Assessment of Individual Performance — criteria may include individual leadership abilities, management expertise, productivity and effectiveness. Application of this factor is more specifically discussed under “Elements Used to Achieve Compensation Objectives” as applicable; and

•

Competitive Analysis and Total Compensation Level Review — our Compensation and Benefits Committee works with our compensation consultant to assess compensation levels and mix as compared to the market, and is more fully discussed below under “Pay Levels and Competitive Analysis.”

Elements Used to Achieve Compensation Objectives

The main components of our compensation program include:

•

Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance designed to provide a base level of compensation stability on an annual basis;

•	Bonus Plans — variable performance-based pay designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary;

•

Long-Term Incentives — equity awards which historically included stock options, restricted share units and restricted shares, often incorporating vesting requirements that require achievement of targeted stock prices, designed to motivate long-term performance and align executive interests with those of our shareholders; and

•	Special Compensation Programs — cash and equity programs targeted at executives in critical positions designed to incentivize performance and encourage long-term retention.

Details of Each Compensation Element

(1) Base Salary

Base Salaries are set with regard to the level of the position within Charter and the individual’s current and sustained performance results. The Base Salary levels for executives, and any changes in those salary levels, are reviewed each year by the Compensation and Benefits Committee, and such adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s significant impact on our then current goals. Salary adjustments may also be based on changes in market pay levels for comparable positions in our competitive markets. Base Salaries are reviewed and adjusted to account for: (a) market-competitive increases, (b) individual impact on and contributions to the business performance and company goals, (c) salary increases to align certain levels of responsibility; and (d) company-wide total salary increases. Of the Named Executive Officers, Mr. Winfrey was the only officer eligible to receive a base salary increase in 2012 receiving a $16,500 base salary increase attributable to company-wide management-level merit adjustments. The other Named Executive Officers started with the Company as officers in 2012.

There is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the subjective exercise of the Compensation and Benefits Committee’s judgment. Although salaries are generally targeted at market median compared to an industry peer group and other compensation survey data for experienced professionals, the Compensation and Benefits Committee may also take into account historical compensation, potential as a key contributor as well as special recruiting/retention situations in setting salaries for individual executives above or below the market median. Consistent with our pay philosophy, salary increases are not automatic or the same for each individual, taking into consideration the factors set forth above. Based upon data provided by Semler Brossy, base salaries for our Named Executive Officers are generally at median competitive levels. Four of the five Named Executive Officers were recruited in 2012 (December 2011 in the case of the CEO) and their salaries reflect what was required to attract these talented individuals to become employed by the Company.

(2) Bonus Plans

2012 Executive Bonus Plan

The 2012 Executive Bonus Plan is designed to align the Company around common performance measures. Specifically, the objective was to focus on consistent execution at all levels, with an overall goal of exceeding budgeted Company revenue, adjusted EBITDA, and Customer Satisfaction indicators for the first six months of the year. The objective for the second half of 2012 was to focus on the goal of the uplift in the residential monthly recurring revenue and Customer Satisfaction indicators. For 2012, bonuses for eligible employees were determined based on Charter’s (or, if applicable, an employee’s particular operating group’s or Key Market Area’s) performance during 2012 measured against Charter’s performance goals or measures. These measures, and the percentage of an employee’s bonus allocated to each measure, are:

•

Financial performance metric including Company revenue from January 1, 2012 through June 30, 2012 (12%), Adjusted EBITDA for the Company from January 1, 2012 through June 30, 2012 (16%), and the uplift in residential monthly recurring revenue from July 1, 2012 through December 31, 2012 (28%);

•	Charter Customer Experience Satisfaction Index (“CESI”) (24%); and

•	CEO discretionary award (20%).

For the period beginning January 1, 2012 through and including June 30, 2012, the financial performance metric is measured based on Company revenue (12%) and Adjusted EBITDA (16%) to arrive at the total of 28% for the financial performance metric for the first half of the year. Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt and other operating expenses, such as special charges and loss on sale or retirement of assets. For the period beginning July 1, 2012 through and including December 31, 2012, the financial performance metric of 28% is measured solely on the uplift in residential monthly recurring revenue (“MRR”) from June to December 2012. The metrics for the year were bifurcated as a result of the Company’s change in go-to-market strategy and the new pricing and packaging of the Company’s products. The Compensation and Benefits Committee determined that an adjustment should be made to reflect the new operating structure. The 2012 Executive Bonus Plan also contained a discretionary component with 20% of the target bonus percentage being at the sole discretion of the Chief Executive Officer of the Company or the Compensation and Benefits Committee. Potential payouts under the 2012 Executive Bonus Plan relative to target range from 10% to 150% of target bonus amounts. Target bonuses for our Named Executive Officers ranged from 75% to 175% of base salary in 2012, subject to applicable employment agreements (see “Employment Agreements”). All of the Named Executive Officers are participants under the 2012 Executive Bonus Plan, except for Mr. Lovett.

On February 20, 2013, the Compensation and Benefits Committee determined that achievement toward Charter performance goals for 2012 resulted in bonuses under the 2012 Executive Bonus Plan at the corporate level of 106.6% of targeted bonuses, as detailed in the following chart.

Executive Bonus Plan Metrics for Named Executive Officers for 2012:

	Weight	Performance Goal	Pro Forma Results	Attainment of Performance Goal	Bonus MatrixesAttainments	Weighted Payout%
		($ in millions)	($ in millions)
Financial Performance (January — June 2012):
Revenue	12%	$3,730	$3,711	99.5%	90%	10.8%
Adjusted EBITDA	16%	$1,346	$1,345	99.9%	98%	15.7%
Financial Performance (July — December 2012):
Residential MRR Uplift	28%	$6,098	$5,947	97.5%	96.9%	27.1%
CESI	24%	10.00	10.23	102.3%	120%	28.8%
CEO Discretionary	20%					24.2%

Total Attainment						106.6%

The CEO is authorized by the Compensation and Benefits Committee to make discretionary bonus awards of up to 5% of the projected payout under the executive bonus plan. Discretionary bonus awards are recommended by management based upon management’s judgment of a participant’s performance and contribution to the Company, and are in addition to the Executive Bonus Plan. For 2012, the CEO recommended to the Compensation and Benefits Committee, that this discretionary amount be reallocated to all participants across most of the Company’s bonus plans including the Executive Bonus Plan. Therefore, the attainment of 106.6% (and in the case of Ms. Mayo and Mr. Blackely, 107.3%) included the CEO’s discretionary award for all participants in the Executive Bonus Plan. Ms. Mayo’s and Mr. Blackley’s attainment metric was fractionally higher than the others because they did not join the Company until the second-half of 2012 and the bonus metric attainment was slightly higher for that period. As set forth in the Non-Equity Incentive Plan column of the Summary Compensation Table, awards were made to the Named Executive Officers under the Executive Bonus Plan after reallocating the discretionary awards, as follows for 2012: Mr. Rutledge $3,301,679; Mr. Winfrey $448,858; Mr. Bickham $1,333,632; Ms. Mayo $107,248; and Mr. Blackley $66,160.

(3) Long-Term Incentives

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stakeholders, and incentivize and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. While the size of the award is ultimately left to the Compensation and Benefits Committee discretion, grant levels are generally targeted at the median to top quartile of competitive levels.

The 2009 Stock Incentive Plan provides for the potential grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock as each term is defined in the 2009 Stock Incentive Plan and in the discretion of the Compensation and Benefits Committee. Unless terminated sooner, the 2009 Stock Incentive Plan will terminate on April 28, 2019, and no option or award can be granted thereafter under that plan. In November 2009, 3,848,393 shares were included in the 2009 Stock Incentive Plan and on December 16, 2009, the board of directors approved the inclusion of another 3,848,393 shares in the 2009 Stock Incentive Plan.

As of December 31, 2012, 1,414,919 shares remained available for future grants under the plan. See Proposal 2 below, for a description of the Company’s proposal to increase the number of shares in the 2009 Stock Incentive Plan for future awards. As of December 31, 2012, there were 381 participants in the 2009 plan. See the “Summary Compensation Table” below for the awards received by our Named Executive Officers.

The 2009 Stock Incentive Plan authorizes the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method. While the 2009 Stock Incentive Plan authorizes repricing, no repricing has occurred under the plan.

On April 26, 2011, the Board of Directors adopted the 2011-2013 Long Term Incentive Plan (the “Plan”). The Plan provides that awards made in 2011 were to cover Plan years 2011-2013 and that no further grants would be made absent unusual circumstances. In 2012, in connection with execution of employment agreements, grants were made under the Plan to certain of our Named Executive Officers who were hired in 2012. In addition, a grant was made to Mr. Winfrey in 2012 in connection with his relocation package. The amount and type of incentive compensation granted under the Plan is based upon our overall strategic, operational and financial performance and reflects the participant’s expected contributions to our future success. Grants to Named Executive Officers under the Plan are awards of time-vesting stock options, time-vesting restricted stock, performance-vesting options, performance-vesting restricted stock and restricted stock units, under the Company’s 2009 Stock Incentive Plan, and described as follows:

Time-Vesting Stock Options.    Time-vesting stock options made to Named Executive Officers involve the grant of options to purchase shares of the Company’s Class A common stock on each vesting date generally divided into a third or a fourth with each such portion of a grant vesting and becoming exercisable in four equal installments on each of the first four anniversaries of certain specified dates, such as a new employee’s hire date. Grants of certain options made in 2012 to non-Named Executive Officers, provided for two tranches of options, vesting over a longer period of time. Grants in 2011 were made in three tranches and also provided for longer vesting. Time-vesting option grants were made to Messrs. Bickham and Blackley and Ms. Mayo in 2012 in connection with execution of their respective employment agreements. Messrs. Rutledge and Winfrey were previously granted time-vesting options under the Plan.

Performance-Vesting Stock Options.    Performance-vesting stock options involve the grant of options to purchase shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to occurrence of achievement of set stock price thresholds. Achievement of the applicable stock price thresholds are measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ for any sixty consecutive trading days commencing on or after the specified dates in the grantee’s option agreement. By way of example, grants made on April 26, 2011 vest as follows: one-third of each of three tranche will vest and become exercisable upon the first occurrence of shares of achieving a stock price threshold of $60 per share; one-third at a stock price threshold of $80 per share; and one-third at $100 per share. Achievement of the applicable stock price thresholds will be measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ for any sixty consecutive trading days commencing on or after January 26, 2012 (as to Tranche I); on or after September 30, 2012 (as to Tranche II); and on or after September 30, 2013 (as to Tranche III). In December 2011, Mr. Rutledge’s employment agreement provided that his options vest in five tranches, with additional threshold prices at $125 and $150. Mr. Bickham’s performance-vesting options vest in four tranches at $80, $100, $125 and $150. Ms. Mayo’s performance-vesting options have vesting thresholds at $80 and $100 and Mr. Blackley’s thresholds are at $85 and $105. Grants of performance-vesting options are limited to our president and chief executive officer, and to executive vice president and president-level executives. See the tables below for the amount of the grants to the Named Executive Officers. Total amounts granted were determined by the Compensation and Benefits Committee by examining a multitude of factors. The Committee did evaluate the accounting grant value of the total award and verified that the total value of the grant, when evaluated on an annualized basis, was consistent with the awards at median. More importantly, the Compensation and Benefits Committee evaluated the potential value of the grant at the price hurdles of $60, $80, $100, $125 and $150, and subjectively determined that the value delivered to each participant was compelling, was sufficiently large to balance the shorter-term focus of the annual incentive plan and would serve to retain the executives during this time period. Performance-vesting option grants have been made to all of our Named Executive Officers.

Time-Vesting Restricted Stock.    The grant of time-vesting restricted stock provides that the grantee may receive shares of the Company’s Class A common stock on a straight vesting schedule with the grant vesting in 25% installments on each of the four anniversaries of the applicable grant or effective date. Grants of time-vesting restricted stock were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with the execution of their respective employment agreements.

Performance Vesting Restricted Stock.    The grant of performance-vesting restricted stock provides that the grantee may receive shares of the Company’s Class A common stock in tranches commencing on certain specified dates subject to the occurrence of achievement of set stock price thresholds similar to the performance-vesting stock options as described above. Grants of performance-vesting stock options were made in 2011 and 2012 to Messrs. Rutledge and Bickham, respectively, in connection with execution of their respective employment agreements. Mr. Rutledge’s restricted stock was granted in three tranches with thresholds at $60, $80 and $100 and Mr. Bickham’s restricted stock was granted in two tranches with thresholds at $80 and $100.

Restricted Stock Units.    The grant of restricted stock units (“RSUs”) provides that the grantee may receive one share of the Company’s Class A common stock for each RSU following vesting. The grants are generally subject to a straight vesting schedule with the grant vesting in equal parts on each date specified in the grantee’s employment agreement. Grants of restricted stock units were made in 2012 to Messrs. Winfrey, Blackley and Ms. Mayo, in connection with the execution of Mr. Winfrey’s relocation agreement and Mr. Blackley and Ms. Mayo’s employment agreements.

Timing of Equity Grants

Grants of equity-based awards are determined by the Compensation and Benefits Committee and typically were made annually following review by the Compensation and Benefits Committee of our prior year’s performance. As noted above, in 2011 the Compensation and Benefits Committee adopted the Plan which granted awards in 2011 with the intent no annual grants would be made in 2012 and 2013. Grants may also be made at other times of the year, such as upon execution of a new employment agreement, based upon an analysis of peer company compensation to maintain a competitive compensation package or in a new hire or promotion situation. Grants of options, if made, have an exercise price equal to the average of the high and low stock price on the date of grant.

(4) Special Compensation Programs

Relocation Package

On June 4, 2012, the Company announced its intention to open an office in the New York Metropolitan area to house a limited number of senior executives. On July 26, 2012, the Compensation and Benefits Committee approved a relocation package for Senior Vice Presidents and the Company’s Executive Vice President and Chief Financial Officer, Mr. Winfrey. The relocation package was designed to incentivize key members of management to relocate, including covering the cost of living difference. The relocation package included: amendment and restatement of his employment agreement to extend the term to two years following the relocation; relocation incentive payment equal to $250,000 subject to a two year claw-back in the event of a voluntary or for-cause termination; protection for loss on sale of his home; home purchase assistance; moving assistance; and temporary living assistance. Mr. Winfrey also received 6,600 restricted stock units, vesting in three tranches over a thirty month period. For further details regarding the relocation incentive payment two-year claw-back, please see the Section titled “Separation and Related Arrangements.”

Other Compensation Elements

The Named Executive Officers participate in all other benefit programs offered to all employees generally.

An independent consultant was engaged to perform a risk assessment of the Company’s compensation programs and did not identify any material risks that might adversely impact the financial health or performance of the Company. After review of the report from the independent consultant, the Compensation and Benefits Committee agreed with the conclusion reached by the independent consultants.

Stockholder Vote on Say on Pay

At the Company’s 2011 Annual Stockholders’ Meeting, the stockholders considered advisory proposals (i) to approve Executive Compensation, and (ii) on the frequency of holding a vote on Executive Compensation. As the board of directors had recommended, the stockholders approved the Executive Compensation and voted to hold an advisory vote on Executive Compensation every three years. The Compensation and Benefits Committee agreed with the advisory votes. The next vote on Executive Compensation by the stockholders is scheduled for 2014.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.” While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation and Benefits Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2009 Stock Incentive Plan are subject to the approval of the Compensation and Benefits Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of restricted stock and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap. However, the Executive Bonus Plan is structured to comply with Section 162(m) to obtain all allowable deductions. The 2012 grants of equity to executive officers were structured as complying with Section 162(m).

When determining amounts and forms of compensation grants to executives and employees, the Compensation and Benefits Committee considers the accounting cost associated with the grants. We account for stock-based compensation in accordance with accounting standards regarding stock compensation which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under this accounting guidance, grants of stock options, restricted stock, restricted stock units, and other share-based payments result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued on the date of the grant and is amortized over the requisite service period, or vesting period of the instruments. For restricted stock and restricted stock units, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value of the option on the date of the grant, estimated using the Black-Scholes option-pricing model, times the number of options granted. For stock options and restricted stock with market conditions, the cost is equal to the fair value of the option or restricted stock on the date of grant, estimated using Monte Carlo simulations, times the number of stock options or shares of restricted stock granted. The grant date weighted average assumptions used during the years ended December 31, 2012 and 2011, respectively, were: risk-free interest rate of 1.5% and 2.5%; expected volatility of 38.4% and 38.4%, expected lives of 6.3 and 6.6 years and cost of equity of 16.2% and 15.5%.

The valuations assume no dividends are paid. Dollar values included in the “Non-Employee Director Compensation Table” and the “Summary Compensation Table” represent the aggregate fair value of all awards granted in 2012 and prior.

Stock Ownership Guidelines and Hedging Policy

The Compensation and Benefits Committee has not formally adopted stock ownership guidelines for the Named Executive Officers. The Committee believes that the structure of the equity award to the Named Executive Officers, with vesting contingent of achieving stock price hurdles set at levels between $80 and $150 closely aligns the economic interests of the Named Executive Officers with the shareholders, precludes the necessity for stock ownership guidelines.

The Company prohibits any Named Executive Officer, as well as other senior members of management, from hedging or pledging Company securities.

Summary Compensation Table

The following table sets forth compensation information for our Named Executive Officers that were named as such during the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas M. Rutledge President and Chief Executive Officer	2012	1,756,307	—	—	—	3,301,679	220,512	5,278,498

Michael J. Lovett Former President and Chief Executive Officer	2012	573,250	—	—	—	—	246,145	819,395
	2011	1,300,000	—	—	16,059,501	3,142,096	36,750	20,538,347
	2010	1,237,367	2,210,000	—	3,687,250	3,709,465	68,442	10,912,524
Christopher L. Winfrey Executive Vice President and Chief Financial Officer	2012	561,423	250,000	522,390	—	448,858	442,534	2,225,205
	2011	534,616	40,000	—	6,423,796	368,083	48,333	7,414,828
	2010	70,673	—	2,616,000	1,408,500	66,998	17,356	4,179,527
John Bickham Chief Operating Officer	2012	872,597	—	12,702,430	4,786,200	1,333,632	64,433	19,759,292

Kathleen Mayo Executive Vice President, Customer Operations	2012	133,269	—	1,632,200	3,468,498	107,248	2,006	5,343,221

James Blackley Executive Vice President, Information and Engineering	2012	82,211	—	1,534,200	3,255,999	66,160	1,133	4,939,703

(1)

Amounts reported in this column include discretionary and retention bonuses received by the Named Executive Officer, if any, for the applicable fiscal years ended December 31 set forth opposite the executive’s name and position. For 2012, Mr. Winfrey received a relocation incentive payment of $250,000.

(2)

Amounts reported in this column reflect the aggregate grant date fair value of restricted stock and restricted stock unit grants to each Named Executive Officer. Restricted stock and Restricted Stock Units reported represents the aggregate grant date fair value based on the closing stock price on the applicable grant date. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(3)

Amounts reported in this column were calculated in accordance with accounting guidance regarding stock compensation and reflect the aggregate grant date fair value of options granted to each Named Executive Officer during the applicable fiscal years set forth above. For more information on accounting guidance regarding stock compensation, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

(4)

The amounts reported under this column include Bonus Plan payments for each Named Executive Officer, other than Mr. Lovett. The following bonus plan payments were made under the 2012 Executive Bonus Program: Mr. Rutledge — $3,301,679; Mr. Winfrey — $448,858; Mr. Bickham — $1,333,632; Ms. Mayo — $107,248; and Mr. Blackley — $66,160.

(5)	The following table identifies the perquisites and personal benefits received by the Named Executive Officers:

Name	Year	Personal Use of Corporate Airplane ($)	401(k) Matching Contributions ($)	Executive Long- Term Disability Premiums ($)	Gross-up for Executive Long Term Disability ($)	Automobile Allowance ($)	Severance (including COBRA for Severance Period)	Other ($)(6)
Thomas M. Rutledge	2012	136,980	—	896	1,680	—	—	80,956
Michael J. Lovett	2012	19,452	—	384	720	3,000	222,085	504
	2011	21,255	3,664	1,110	2,081	7,200	—	1,440
	2010	29,683	4,718	1,110	2,081	7,200	—	23,650
Christopher L. Winfrey	2012	—	4,694	1,110	2,081	—	—	434,649
	2011	—	3,664	1,110	2,081	—	—	41,478
	2010	—	423	85	160	—	—	16,688
John Bickham	2012	38,513	—	640	1,200	—	—	24,080
Kathleen Mayo	2012	—	1,213	213	400	—	—	180
James Blackley	2012	—	549	128	240	—	—	216

(6)

This column includes credits generally available to all employees at their election that, if used, decrease the employee’s out-of-pocket costs for participation in the Company’s healthcare insurance program. Amounts reported also include, for Mr. Rutledge, $50,000 in reimbursed legal costs, $30,353 in reimbursed commuting expenses and a $27 gross-up for a 2012 service award. Amounts reported also include, for Mr. Winfrey, a $432,284 relocation expense gross-up, $1,620 in reimbursed relocation expenses and a $25 gross-up for a 2012 service award. Further, amounts reported for Mr. Bickham include $11,488 in reimbursed legal expenses and $12,448 for reimbursed commuting expenses.

2012 Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
Thomas M. Rutledge	—	309,726	3,097,260	4,645,890	—	—	—	—
Michael J. Lovett	—	—	—	—	—	—	—	—
Christopher L. Winfrey	—	42,107	421,068	631,601	—	—	—	—
	08/03/2012	—	—	—	6,600	—	—	522,390
John Bickham	—	125,106	1,251,062	1,876,592	—	—	—	—
	04/30/2012	—	—	—	232,000	—	—	12,702,430
	04/30/2012	—	—	—	—	210,000	60.46	4,786,200
Kathleen Mayo	—	9,995	99,952	149,928	—	—	—	—
	09/17/2012	—	—	—	20,000	—	—	1,632,200
	09/17/2012	—	—	—	—	100,000	81.61	3,468,498
James Blackley	—	6,166	61,659	92,488	—	—	—	—
	10/15/2012	—	—	—	20,000	—	—	1,534,200
	10/15/2012	—	—	—	—	100,000	76.71	3,255,999

(1)

During 2012, grants of restricted stock, restricted stock units and stock options were made to certain officers in connection with execution of their employment agreements including Messrs. Bickham and Blackley and Ms. Mayo. In addition, Mr. Winfrey received a restricted stock unit grant in connection with execution of his relocation agreement and amended and restated employment agreement.

(2)

These columns show the range of payouts under the 2012 Executive Bonus Plan based on the applicable 2012 performance criteria. These payments were made in 2013 for 2012 performance based on the metrics described in the section titled “2012 Executive Bonus Plan” in the Compensation Discussion & Analysis. These payments are reflected in the Non-Equity Incentive Plan column in the Summary Compensation Table.

(3)

Awards under this column were granted as restricted stock and restricted stock units under the 2009 Stock Incentive Plan and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)	These option awards were granted as time-vesting and performance-vesting options and are more fully described in the “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	The exercise prices of the option awards were determined using the average of high and low stock prices on the date of grant.

(6)

Amounts were calculated in accordance with FASB Topic 718 and represent the aggregate grant date fair value. For more information on FASB Topic 718, see “Impact of Tax and Accounting” under Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted stock and restricted stock units for each of our Named Executive Officers that remained outstanding as of December 31, 2012.

	Option Awards									Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Thomas M. Rutledge	—		200,000	(2)	—		53.60	12/19/2021		—		—	—		—
	—		—		446,800	(3)	53.60	12/19/2021	(4)
	—		—		—		—	—		305,000	(5)	23,253,200	—		—
	—		—		—		—	—		—		—	306,700	(6)	23,382,808
Michael J. Lovett	—		—		—		—	—		—		—	—		—
Christopher L. Winfrey	12,916	(2)	64,584	(2)	—		55.12	04/26/2021		—		—	—		—
	40,185	(3)	—		140,648	(3)	55.12	04/26/2021		—		—	—		—
	45,000	(7)	45,000	(7)	—		32.70	11/01/2020		—		—	—		—
	—		—		—		—	—		26,667	(8)	2,033,092	—		—
	—		—		—		—	—		4,400	(9)	335,456	—		—
John Bickham	—		70,000	(2)	—		60.46	04/30/2022		—		—	—		—
	—		—		140,000	(3)	60.46	04/30/2022	(10)	—		—	—		—
	—		—		—		—	—		100,000	(5)	7,624,000	—		—
	—		—		—		—	—		—		—	132,000	(6)	10,063,680
Kathleen Mayo	—		33,334	(2)	—		81.61	09/17/2022		—		—	—		—
	—		—		66,666	(3)	81.61	09/17/2022		—		—	—		—
	—		—		—		—	—		20,000	(9)	1,524,800	—		—
James Blackley	—		33,334	(2)	—		76.71	10/15/2022		—		—	—		—
	—		—		66,666	(3)	76.71	10/15/2022		—		—	—		—
	—		—		—		—	—		20,000	(9)	1,524,800	—		—

(1)	Based on the closing stock price at December 31, 2012 of $76.24 per share.

(2)

Amounts shown reflect time-vesting options granted to each of the Named Executive Officers. Mr. Rutledge will have 50,000 time-vesting options vest on February 13th of 2013, 2014, 2015 and 2016. Mr. Winfrey will have 6,459 time-vesting options vest on April 26th of 2013, 2014 and 2015; 6,458 time-vesting options vest on December 31st of 2013, 2014 and 2015; 6,458 time-vesting options vest on December 31st of 2013, 2014 and 2015 and 6,459 time-vesting options vest on December 31, 2016. Mr. Bickham will have 17,500 time-vesting options vest on April 30th of 2013, 2014, 2015 and 2016. Ms. Mayo will have 8,333 time vesting options vest on September 17th of 2013 and 2015 and 8,334 time vesting options vest on September 17th of 2014 and 2016. Mr. Blackley will have 8,333 time vesting options vest on October 15th of 2013 and 2015 and 8,334 time vesting options vest on October 15th of 2014 and 2016.

(3)

Amounts shown reflect performance-vesting options granted to each of the Named Executive Officers. Grants of performance-vesting options vest subject to achievement of certain price per share thresholds. Achievement of the applicable price per share thresholds will be measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ Global Select for the sixty consecutive trading days commencing on or after the 60th trading day prior to the applicable vesting date. Mr. Rutledge will have 18,750 options capable of vesting subject to the attainment of the $60 price per share threshold, the $80 price per share threshold, and the $100 price per share price threshold on or after each February 13th of 2013, 2014, 2015 and 2016; Mr. Rutledge will also have 27,725 options capable of vesting subject to the attainment of the $125 price per share threshold and the $150 price per share threshold on or after each February 13th of 2013, 2014, 2015 and 2016. Mr. Winfrey will have 20,092 options capable of vesting subject to the attainment of the $80 price per share threshold and the $100 price per share threshold on or after April 26, 2012; Mr. Winfrey will have 20,093 options capable of vesting subject to attainment of the $80 price per share threshold and the $100 price per share threshold on or after December 31, 2012; Mr. Winfrey will have 20,092 options capable of vesting subject to the attainment of the $60 price per share threshold and 20,093 options capable of vesting subject to the attainment of the $80 price per share threshold and the $100 price per share threshold on or after December 31, 2013. Mr. Bickham will have 11,250 options capable of vesting subject to the attainment of the $80 price per share threshold and the $100 price per share price threshold on or after each April 30th of 2013, 2014, 2015 and 2016; Mr. Bickham will also have 6,250 options capable of vesting subject to the attainment of the $125 price per share threshold and the $150 price per share threshold on or after each April 30th of 2013, 2014, 2015 and 2016. Ms. Mayo will have 8,333 options capable of vesting subject to the attainment of the $80 price per share threshold and the $100 price per share threshold on or after each September 17th of 2013, 2014 and 2015 and will have 8,334 options capable of vesting subject to the attainment of the $80 price per share threshold and the $100 price per share threshold on or after September 17, 2016. Mr. Blackley will have 8,333 options capable of vesting subject to the attainment of the $85 price per share threshold and the $105 price per share threshold on or after each October 15th of 2013, 2014 and 2015 and will have 8,334 options capable of vesting subject to the attainment of the $85 price per share threshold and the $105 price per share threshold on or after October 15, 2016.

(4)

The expiration date for Tranches I ($60 threshold), II ($80 threshold) and III ($100 threshold) of Mr. Rutledge’s performance vesting stock options is December 19, 2021. For the remaining tranches in Mr. Rutledge’s performance vesting stock option grant (Tranche IV ($125 threshold) and Tranche V ($150 threshold)), the option expiration date is the later of: (i) the 5th business day following February 13, 2016 (February 19, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before February 13, 2016, the date on which such transaction is consummated or abandoned but in no event not later than December 19, 2021.

(5)

Amounts shown reflect time-vesting restricted stock granted to Messrs. Rutledge and Bickham. Grants of time-vesting restricted stock vest in 25% installments on each of the four anniversaries of the applicable date. Mr. Rutledge will have 76,250 shares vest on each February 13th of 2013, 2014, 2015 and 2016. Mr. Bickham will have 25,000 shares vest on each April 30th of 2013, 2014, 2015 and 2016.

(6)

Amounts shown reflect performance-vesting restricted stock granted to Messrs. Rutledge and Bickham. Grants of performance-vesting restricted stock vest subject to achievement of certain price per share thresholds. Achievement of the applicable price per share thresholds will be measured based on the average of the per share closing price of a share of the Company’s Class A common stock as reported on NASDAQ Global Select for the sixty consecutive trading days commencing on or after the 60th trading day prior to the applicable vesting date. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $60 price per share threshold on or after each February 13th of 2013, 2014 and 2015 and 25,559 shares capable of vesting also subject to the attainment of the $60 price per share threshold on or after February 13, 2016. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $80 price per share threshold on or after each February 13th of 2013, 2014 and 2015 and 25,559 shares capable of vesting also subject to the attainment of the $80 price per share threshold on or after February 13, 2016. Mr. Rutledge will have 25,558 shares capable of vesting subject to the attainment of the $100 price per share threshold on or after each February 13th of 2013, 2014 and 2015 and 25,560 shares capable of vesting also subject to the attainment of the $100 price per share threshold on or after February 13, 2016. Mr. Bickham will have 16,500 shares capable of vesting subject to the attainment of each of the $80 price per share threshold and the $100 price per share threshold on each April 30th of 2013, 2014, 2015 and 2016.

(7)

Amounts shown reflect an option award granted to Mr. Winfrey in the year ended December 31, 2010. This option grant vests in equal installments over a four-year period from the grant date. Mr. Winfrey will have 22,500 options vest on each November 1st of 2013 and 2014.

(8)

Amounts shown reflect a restricted stock grant to Mr. Winfrey in the year ended December 31, 2010. Restricted stock awards vest in equal installments over a three-year period from the grant date. Mr. Winfrey will have 26,667 shares vest on November 1, 2013.

(9)

Amounts shown reflect restricted stock units granted to Messrs. Winfrey and Blackley and Ms. Mayo. Mr. Winfrey will have 2,200 restricted stock units vest on each February 3rd of 2014 and 2015. Ms. Mayo will have 5,000 restricted stock units vest on each September 17th of 2013, 2014, 2015 and 2016. Mr. Blackley will have 5,000 restricted stock units vest on each October 15th of 2013, 2014, 2015 and 2016.

(10)

The expiration date for Tranches I ($80 threshold) and II ($100 threshold) of Mr. Bickham’s performance vesting stock options is April 30, 2022. For the remaining tranches in Mr. Bickham’s performance vesting stock option grant (Tranche III ($125 threshold) and Tranche IV ($150 threshold)), the option expiration date is the later of: (i) the 185th day following April 30, 2016 (November 1, 2016); or (ii) if an agreement in respect of a transaction which, if consummated, would result in a change in control is executed on or before April 30, 2016, the date on which such transaction is consummated or abandoned but in no event not later than April 30, 2022.

2012 Options Exercised and Stock Vested

The following table provides information on option awards exercised and restricted stock and stock unit awards that vested during 2012 for each of the Company’s Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting or Transfer for Value (#)	Value Realized on Vesting ($)(2)
Thomas M. Rutledge(3)	—	—	—	—
Michael J. Lovett(4)	173,876	5,853,216	—	—
Christopher L. Winfrey(5)	—	—	28,866	2,228,816
John Bickham(6)	—	—	—	—
Kathleen Mayo(7)	—	—	—	—
James Blackley(8)	—	—	—	—

(1)	Amounts attributed to the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amount attributed to the average high and low market values of the stock on the day the stock vested.

(3)	Mr. Rutledge did not have any option or restricted stock or stock unit awards vest during 2012.

(4)

Mr. Lovett exercised 33,623 options at an exercise price of $35.38 per option and sold 33,623 options on July 27, 2012 at a market value of $76.33 (the average high and low trading prices that day). Mr. Lovett exercised 66,376 options at an exercise price of $55.12 per option and sold 66,376 options on July 27, 2012 at a market value of $76.33 (the average high and low trading prices that day). Mr. Lovett exercised 73,877 options at an exercise price of $35.38 per option and sold 73,877 options on July 30, 2012 at a market value of $76.92 (the average high and low trading prices that day)

(5)

Mr. Winfrey did not exercise any options during 2012. Mr. Winfrey had 26,666 restricted shares vest on November 1, 2012 and 10,882 shares were withheld on November 1, 2012 to cover taxes at a market value of $77.40 per share (the average of the low and high trading prices on that day). Mr. Winfrey also had 2,200 restricted stock units vest on December 31, 2012 and 901 shares were withheld on December 31, 2012 to cover taxes at a market value of $74.94 (the average of the low and high trading prices on that day).

(6)	Mr. Bickham did not have any option or restricted stock or stock unit awards vest during 2012.

(7)	Ms. Mayo did not have any option or restricted stock or stock unit awards vest during 2012.

(8)	Mr. Blackley did not have any option or restricted stock or stock unit awards vest during 2012.

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our Named Executive Officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis.

Employment Agreements

Thomas M. Rutledge

On December 19, 2011, Charter entered into an Employment Agreement with Thomas Rutledge pursuant to which Mr. Rutledge would become the President and Chief Executive Officer of the Company effective February 13, 2012 (the “Rutledge Agreement”). Under the Rutledge Agreement, Mr. Rutledge is to serve as Charter’s President and Chief Executive Officer for a term expiring on February 13, 2016, with Mr. Rutledge entitled to resign for “Good Reason” (as defined in the Employment Agreement) if Charter does not renew the term on substantially similar terms and conditions (excluding the grant of equity or equity-based awards) for a one-year period after the end of the initial four-year term. Under the Rutledge Agreement, Mr. Rutledge is to receive a $2,000,000 base salary per year during the term, to be reviewed on an annual basis. Mr. Rutledge is eligible to participate in the incentive bonus plan with a target bonus equal to 175% of base salary. Mr. Rutledge is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Rutledge for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Rutledge is entitled to use the Company jet for such travel and for up to 50 hours of discretionary personal use per calendar year (without carryover). The Rutledge Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Michael J. Lovett

On October 11, 2011, we announced that Mr. Lovett would resign his position as President and Chief Executive Officer following a transition period. On February 13, 2012, Thomas Rutledge assumed the position of President and Chief Executive Officer. Details regarding his separation and severance follow in the section titled “Separation and Related Arrangements.”

Christopher L. Winfrey

On November 19, 2012 and effective as of August 31, 2012, Charter and Mr. Winfrey entered into an amended and restated employment agreement (the “Winfrey Agreement”). The Winfrey Agreement provides that Mr. Winfrey shall be employed in an executive capacity as Executive Vice President and Chief Financial Officer with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for Charter’s financial and accounting functions, at a current base salary of $566,500 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Winfrey Agreement has an initial term from the effective date through December 31, 2014 provided that the term can be extended by the Company for unlimited one-year periods. The Winfrey Agreement also contains a two-year non-compete provision and a two year non-solicitation clause.

John Bickham

On April 30, 2012, Charter entered into an Employment Agreement with John Bickham (the “Bickham Agreement”). The Bickham Agreement provides that Mr. Bickham shall be employed in an executive capacity as Chief Operating Officer with such responsibilities, duties and authority as are customary for such role reporting to the Chief Executive Officer at a base salary of $1,375,000 per year during the term, to be reviewed on an annual basis. He is eligible to participate in the incentive bonus plan with a target bonus of up to 135% of his annual base salary. Mr. Bickham is also eligible to participate in other employee benefit plans, programs and arrangements available to other senior executives. In addition, Charter must reimburse Mr. Bickham for all reasonable travel expenses incurred in connection with his travel to Charter’s corporate offices, and Mr. Bickham is entitled to use the Company jet for such travel and for up to 40 hours of discretionary personal use per calendar year (without carryover). The Bickham Agreement contains a one-year non-compete provision and a two-year non-solicitation clause.

Kathleen Mayo

On September 17, 2012, Charter and Ms. Mayo entered into an employment agreement (the “Mayo Agreement”). The Mayo Agreement provides that Ms. Mayo be employed in an executive capacity as Executive Vice President, Customer Operations with such responsibilities, duties and authority as are customary for such role. The Mayo Agreement provides that Ms. Mayo shall be employed at a base salary of $525,000 per year, to be reviewed on an annual basis. Ms. Mayo is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of her annual base salary. She is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Mayo Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

James Blackley

On October 15, 2012, Charter and Mr. Blackley entered into an employment agreement (the “Blackley Agreement”). The Blackley Agreement provides that Mr. Blackley be employed in an executive capacity as Executive Vice President, Engineering and Information Technology with such responsibilities, duties and authority as are customary for such role. The Blackley Agreement provides that Mr. Blackley shall be employed at a base salary of $475,000 per year, to be reviewed on an annual basis. Mr. Blackley is eligible to participate in the incentive bonus plan with a target bonus of up to 75% of his annual base salary. He is also eligible to receive such other employee benefits as are generally made available to other senior executives. The Blackley Agreement contains a two-year non-compete provision and a two-year non-solicitation clause.

Separation and Related Arrangements

Michael J. Lovett

Charter announced on October 11, 2011 that Mr. Lovett would be resigning his position as President and Chief Executive Officer following a transition period. On February 13, 2012, Thomas Rutledge assumed the position of President and Chief Executive Officer. In accordance with his transition agreement, on Mr. Lovett’s separation from the Company on April 30, 2012, he received the following: payments in an aggregate amount of $2,600,000 (equal to two years of annual base salary at termination) payable over an eighteen month period commencing approximately six months after April 30, 2012 together with a lump sum payment equal to eighteen times the monthly cost to extend Mr. Lovett’s health, dental and vision benefits under COBRA provided Mr. Lovett remains in compliance with the post-termination obligations contained in his transition agreement. In addition, Mr. Lovett received a payout of a remaining performance cash bank of $172,986. Mr. Lovett forfeited any 2012 Executive Bonus and all remaining equity that had not vested as of the date of his separation from the Company on April 30, 2012.

Other Named Executive Officers

The stock price used in the separation tables that follow is based on $76.24 per share; the closing price of Charter’s Class A common stock on the NASDAQ Global Select Market on December 31, 2012. The paragraphs that follow each event describe the payments that each Named Executive Officer, except Mr. Lovett, would have received assuming a termination event occurred on December 31, 2012. The descriptions that follow cover only information regarding benefits that are not generally available to other employees. Benefits generally available to other employees are:

•	Salary through date of termination (unless otherwise stated);

•	Lump sum payment covering COBRA for the period of severance; and

•	Lump sum payment of accrued and unused vacation.

As used in the following sections:

•

“Severance”: Named Executive Officers may be eligible for certain payments following the occurrence of specific termination events as set forth in their employment agreements and in the tables that follow. If eligible for severance: Messrs. Rutledge and Bickham will each receive severance equal to two and one-half times their applicable annual base salary and target bonus; Messrs. Winfrey and Blackley and Ms. Mayo will each receive severance equal to two times their applicable annual base salary and target bonus.

•

“Bonus” As used in the tables below, “Bonus” is the target bonus set forth and defined in each Named Executive Officer’s employment agreement and are payable in accordance with the 2012 Bonus Plans assumed at 100% performance attainment. If eligible for a bonus payment on a specific termination event: Mr. Rutledge may receive a target bonus of 175% of his annual base salary; Mr. Bickham may receive a target bonus of 135% of his annual base salary; Messrs. Winfrey and Blackley and Ms. Mayo may receive a target bonus of 75% of their annual base salary. See “2012 Executive Bonus Plan” section in the Compensation Discussion and Analysis for further plan details.

•

“Stock Options”; “Restricted Stock” and “Restricted Stock Units” include grants made under the 2009 Stock Incentive Plan. See “Long-Term Incentives” under the Compensation Discussion and Analysis section for further details on equity incentives offered by the Company.

Termination by Charter for cause or a voluntary termination by the Executive without good reason:

Under the current employment agreements with each of the Named Executive Officers, we do not provide any severance in the event of a termination by the Company for cause or a voluntary termination by the Named Executive Officers without good reason and all bonus awards and unvested equity is forfeited and cancelled effective as of the date of termination. In addition, under the equity agreements for Messrs. Rutledge and Bickham, Messrs. Rutledge and Bickham will be required to forfeit all of their vested and unvested equity awards if either of them voluntarily resigns without good reason or retires and assumes certain roles at another top-four, multi-system operator before the 18-month anniversary of their employment effective dates. Further, under the New York Relocation Agreement and Release dated effective August 31, 2012 between Christopher L. Winfrey and Charter (the “Winfrey Relocation Agreement”), in the event of a voluntary resignation by Mr. Winfrey without Cause or a termination by Charter for Cause within one year of Mr. Winfrey’s relocation to the New York metropolitan area, Mr. Winfrey will be required to pay to Charter all relocation and moving expenses paid directly or reimbursed by Charter pursuant to the relocation program. In addition, if Mr. Winfrey voluntarily resigns or is terminated for cause within twenty-four (24) months of his relocation, Charter may clawback a pro-rata portion of Mr. Winfrey’s relocation incentive payment of $250,000. Assuming a termination date of December 31, 2012, Mr. Winfrey would have been required to repay $208,219 to the Company.

Under the employment agreements with each of our Named Executive Officers, “for cause” generally includes: breaches of material obligations, fiduciary duties, the Company’s code of conduct or other material

Company policies; material misrepresentations or concealments from the Company or Board, as appropriate; misappropriation of Company property; criminal convictions, guilty or no contest pleas to felonies, or any crime expected to have a negative impact or institution of charges not dismissed within a time certain for crimes related to fraud, embezzlement, dishonesty, breach of trust or moral turpitude; admission or finding of liability for knowing or deliberate breach of any Securities Laws; gross neglect of duty; willful misconduct or recklessness related to duties; illegal possession of a controlled substance; excessive alcohol use in connection with duties or otherwise on the Company’s premises or during a Company function; willful or gross negligent commission of an act or failure to act which causes or is reasonably expected to cause substantial economic injury to the business reputation of the Company. Under the Company’s employment agreements with Messrs. Rutledge and Bickham, “for cause” includes these factors amended to read that breaches of material obligations and fiduciary duties, material misrepresentations and concealments and failure to adhere to Company policies must be willful and reasonably expected to cause substantial injury to the business or reputation of the Company. Messrs. Rutledge and Bickham’s employment agreements also include an additional “for cause” factor for a circumstance where the executives are enjoined by a court of competent jurisdiction from performing their respective duties under the applicable employment agreement. For a definition of “good reason”, see the section below, titled “Termination by the Executive for Good Reason (other than for a Change in Control)”.

Termination due to Death or Disability:

Under the employment agreements with each of our Named Executive Officers, we may be required to make certain payments to these executives or their estates or beneficiaries in the event that the executive is terminated as a result of death or “disability”. An executive is deemed to have a “disability” if, due to illness or injury: the executive is unable to perform his or her duties without accommodation for a certain period of time; or the executive is considered disabled for the purposes of receiving long term disability benefits under a participating plan or policy. In the event there is a period of time during which a Named Executive Officer is not being paid annual base salary and not receiving long-term disability insurance payments, the executive will receive interim payments equal to such unpaid disability insurance payments until commencement of disability insurance payments.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	—	3,097,260	—	—	3,097,260
Christopher L. Winfrey	—	421,068	94,182	420	515,670
John Bickham	—	1,251,062	—	—	1,251,062
Kathleen Mayo	—	99,952	—	109,660	209,612
James Blackley	—	61,659	—	80,418	142,077

(1)	No severance is payable in the event of a termination based on death or disability of any Named Executive Officer.

(2)

Each Named Executive Officer or his or her estate or beneficiaries will be entitled to receive a pro-rata bonus for the performance period ending prior to the date of a death or disability termination event.

(3)

As to the option award made in the year ended December 31, 2010 to Mr. Winfrey, unvested stock options are cancelled. As to the time-vesting stock option awards to Messrs. Rutledge and Bickham, all unvested stock options are cancelled. As to the time-vesting stock option awards to Messrs. Winfrey and Blackley and Ms. Mayo, these executives are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible time-vesting options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. As to the performance-vesting option awards, all unvested options are cancelled for all Named Executive Officers.

(4)

The unvested restricted stock awarded to Mr. Winfrey will be cancelled on a death or disability termination event. All time-vesting restricted stock and performance vesting restricted stock awarded to Messrs. Rutledge and Bickham will also be cancelled. Messrs. Winfrey and Blackley and Ms. Mayo will receive a pro-rata portion of the next scheduled vesting amount of their restricted stock unit grants.

Termination due to Retirement

Charter defines “retirement” eligibility in its applicable plan documents as the employee’s age plus years of service equal to 70. Generally, the equity agreements with our Named Executive Officers provide for forfeiture of unvested equity in the event that the executive retires with limited exceptions noted in the table and footnotes below.

	Severance ($)	Bonus ($)(1)	Stock Options ($)(2)	Restricted Stock and Restricted Stock Units ($)(3)	Total ($)
Thomas M. Rutledge	—	3,097,260	—	—	3,097,260
Christopher L. Winfrey	—	421,068	1,959,300	2,033,092	4,413,460
John Bickham	—	1,251,062	185,361	1,279,370	2,715,793
Kathleen Mayo	—	99,952	—		99,952
James Blackley	—	61,659	—		61,659

(1)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(2)

As to the option award made in the year ended December 31, 2010 to Mr. Winfrey, all unvested options will immediately vest. As to the performance vesting and time vesting option awards to Mr. Bickham, he would be entitled to a pro-rata portion of non-eligible options which would have become eligible on the next scheduled vesting date. While a portion of the performance vesting options may remain eligible to vest for six months following a December 31, 2012 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any options that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 price per share threshold. As a result, the table above does not reflect any performance vesting options for Mr. Bickham as he does not have options below the $80 price per share threshold.

(3)

For the restricted stock award to Mr. Winfrey, all unvested restricted shares will immediately vest. As to the time-vesting and performance-vesting restricted stock awarded to Mr. Bickham, Mr. Bickham would be entitled to receive a pro-rata portion of the next scheduled vesting amount. While a portion of the performance vesting restricted stock may remain eligible to vest for six months following a December 31, 2012 termination event, no such stock would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting restricted stock grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any performance-vesting restricted shares that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 price per share threshold. As a result, the table above does not reflect any performance vesting restricted shares for Mr. Bickham as he does not have shares below the $80 price per share threshold.

Termination by Charter without cause (other than for a change in control):

In the event that Charter terminates a Named Executive Officer’s employment without cause, Charter will be required to make certain payments to the executive and such a termination will give rise to an altered vesting schedule for certain equity and cash incentive grants. For a definition of a “for cause”, see the previous section titled “Termination by Charter for cause or a voluntary termination by the Executive without good reason”. For a definition of a “Change in Control”, see the following section titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	3,097,260	1,506,823	7,532,288	25,886,371
Christopher L. Winfrey	1,982,750	421,068	258,195	2,033,512	4,695,525
John Bickham	8,078,125	1,251,062	185,361	1,279,370	10,793,918
Kathleen Mayo	1,837,500	99,952	—	109,660	2,047,112
James Blackley	1,662,500	61,659	—	80,418	1,804,577

(1)	A without cause termination will require severance payments to be made by the Company to each Named Executive Officer.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to performance-vesting option awards made to Messrs. Rutledge and Bickham, each officer will be entitled to retain any eligible options and receive a pro-rata portion of non-eligible options which would have become eligible options on the next scheduled vesting date. As to the option award made in the year ended December 31, 2010 to Mr. Winfrey, he will receive a pro-rata portion of the next scheduled vesting amount. As to time-vesting option awards made to all of our named executive officers, each officer is entitled to a pro-rata portion of the next scheduled vesting amount. As to performance-vesting option awards made to Messrs. Winfrey and Blackley and Ms. Mayo, these officers are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. All non-eligible options, for which the vesting date has not yet occurred as of the date of the termination, will be cancelled. While a portion of the performance vesting options may remain eligible to vest for six months following a December 31, 2012 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any options that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 price per share threshold (i.e. $80 or $85 and $100 or $105 as to all Named Executive Officers and the additional $125 and $150 price per share thresholds for Messrs. Rutledge and Bickham). As a result, other than options that carry the $60 price per share threshold (applicable to Messrs. Rutledge and Winfrey) no such performance-vesting option amount has been included in the above table.

(4)

For the restricted stock award to Mr. Winfrey, he will be entitled to receive any unvested restricted stock that is scheduled to vest for the one year period following the date of termination. As to the restricted stock unit awards to Messrs. Winfrey and Blackley and Ms. Mayo, each officer is entitled to a pro-rata portion of the next scheduled vesting amount for a without cause termination. Messrs. Rutledge and Bickham will receive a pro-rata portion of the next scheduled vesting amount as to all time-vesting restricted stock awarded to each of them. As to performance-vesting restricted stock awards made to Messrs. Rutledge and Bickham, each officer is be entitled to retain any eligible restricted shares and receive a pro-rata portion of any non-eligible restricted shares which would have become eligible on the next scheduled vesting date. For all performance-vesting restricted stock grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any restricted shares that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 threshold (i.e. $80 and $100 thresholds). As a result, other than shares that carry the $60 price per share threshold (applicable only to Mr. Rutledge) no such performance-vesting restricted stock amount has been included in the above table.

Termination by the Executive for good reason (other than for a change in control):

Under the employment agreements with each of our named executive officers, we may be required to make certain payments to these executives if that executive terminates his or her employment for “good reason” other than after a Change in Control. An executive may generally only terminate his or her employment for “good reason” following thirty (30) days written notice to the Company of his or her intent to terminate, or, in certain circumstances advance notice to the Company detailing the “good reason” and giving the Company an opportunity to cure prior to termination.

As used in the employment agreements of our Named Executive Officers, “good reason” includes: a material reduction in base salary, bonus, authority, duties, or responsibilities of the executive or of the executive’s reporting structure; a material failure by the Company to comply with provisions of the executive’s employment agreement including paying compensation when due and the location of the executive’s primary workplace; if within six months following a Change in Control, the executive has not received an offer of employment from the surviving company for their exact position; or any failure by a successor Company to assume the executive’s employment agreement following a Change in Control. For a definition of “Change in Control”, see the following section titled “Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason”.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	3,097,260	1,506,823	7,532,288	25,886,371
Christopher L. Winfrey	1,982,750	421,068	94,472	420	2,498,710
John Bickham	8,078,125	1,251,062	185,361	1,279,370	10,793,918
Kathleen Mayo	1,837,500	99,952	—	109,660	2,047,112
James Blackley	1,662,500	61,659	—	80,418	1,804,577

(1)	A good reason termination by any of our Named Executive Officers will require severance payments to be made by the Company.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

The unvested portion of the option award made in the year ended December 31, 2010 to Mr. Winfrey will be cancelled. As to time-vesting option awards made to all of our named executive officers, each officer is entitled to a pro-rata portion of the next scheduled vesting amount. As to performance-vesting option awards made to Messrs. Rutledge and Bickham, each officer will be entitled to retain any eligible options and receive a pro-rata portion of non-eligible options which would have become eligible options on the next scheduled vesting date. As to performance-vesting option awards made to Messrs. Winfrey and Blackley and Ms. Mayo, these officers are entitled to a pro-rata portion of the next scheduled vesting amount of any eligible options with eligibility being determined as to whether the vesting commencement date of a particular tranche has occurred as of the date of termination. All non-eligible options, for which the vesting date has not yet occurred as of the date of the termination, will be cancelled. While a portion of the performance vesting options may remain eligible to vest for six months following a December 31, 2012 termination event, no such options would be deemed vested until the occurrence of the stock price threshold as of the applicable measurement date. For all performance-vesting option grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any options that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 price per share threshold (i.e. $80 or $85 and $100 or $105 as to all Named Executive Officers and the additional $125 and $150 price per share thresholds for Messrs. Rutledge and Bickham). As a result, other than options that carry the $60 price per share threshold (applicable to Messrs. Rutledge and Winfrey) no such performance-vesting option amount has been included in the above table.

(4)

For the restricted stock award to Mr. Winfrey, all unvested restricted stock is cancelled. As to the restricted stock unit awards to Messrs. Winfrey and Blackley and Ms. Mayo, each officer is entitled to a pro-rata portion of the next scheduled vesting amount for a without cause termination. Messrs. Rutledge and Bickham will receive a pro-rata portion of the next scheduled vesting amount as to all time-vesting restricted stock awarded to each of them. As to performance-vesting restricted stock awards made to Messrs. Rutledge and Bickham, each officer would be entitled to retain any eligible restricted shares and receive a pro-rata portion of any non-eligible restricted shares which would have become eligible on the next scheduled vesting date. For all performance-vesting restricted stock grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any restricted shares that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 threshold (i.e. $80 and $100 thresholds). As a result, other than shares that carry the $60 price per share threshold (applicable only to Mr. Rutledge) no such performance-vesting restricted stock amount has been included in the above table.

Termination within 30 days before or 13 months after Change in Control for without Cause or Good Reason:

Under our employment agreements with each of the Named Executive Officers, we may be required to make payments to the executives in the event that, within 30 days before, or 13 months following, the occurrence of a Change in Control, Charter or any of its subsidiaries, terminate the executive’s employment without cause or he or she terminates his or her employment with Charter and its subsidiaries for good reason. A “Change in Control” is defined to include: any person or entity acquires beneficial ownership of 35% or more of our outstanding common stock or combined voting power over our outstanding voting securities (or 50% or greater with regard to certain existing beneficial owners of greater than 10% of our outstanding stock); the incumbent directors (as defined in the employment agreements) cease to constitute a majority of the board; the completion of certain corporate transactions including a reorganization or merger subject to certain exceptions; the complete liquidation or dissolution of the Company; and the sale or disposition of all or substantially all of the assets of the Company.

	Severance ($)(1)	Bonus ($)(2)	Stock Options ($)(3)	Restricted Stock and Restricted Stock Units ($)(4)	Total ($)
Thomas M. Rutledge	13,750,000	3,097,260	6,227,375	31,047,444	54,122,079
Christopher L. Winfrey	1,982,750	421,068	3,747,657	2,368,548	8,520,023
John Bickham	8,078,125	1,251,062	1,104,600	7,624,000	18,057,787
Kathleen Mayo	1,837,500	99,952	—	1,524,800	3,462,252
James Blackley	1,662,500	61,659	—	1,524,800	3,248,959

(1)	A Change of Control termination event will require severance payments to be made by the Company to all of the Named Executive Officers.

(2)	All Named Executive Officers will be entitled to a pro-rata bonus previously earned for the performance period ending prior to the date of termination.

(3)

As to the option award made in the year ended December 31, 2010 to Mr. Winfrey, he will receive full vesting of all unvested options remaining as of the date of termination. As to the time-vesting option grants to each Named Executive Officer, each is entitled to receive the entire unvested portion of the option grant. As to the performance-vesting option grants to Messrs. Rutledge and Bickham, in the event of a change in control, all unvested performance-vesting options will vest based upon the highest price paid per share in the change in control transaction. As to the performance-vesting option grants to Messrs. Winfrey and

Blackley and Ms. Mayo, in the event of a Change in Control, all eligible options will vest in accordance with achievement of the applicable price thresholds based upon the highest price paid per share in the change in control transaction. Unless otherwise determined by the Company’s Compensation and Benefits Committee at the time of such change in control, all non-eligible options and all unvested eligible options that do not vest in accordance with the award agreement in connection with a change in control shall be canceled and forfeited upon a change in control. For all performance-vesting option grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any options that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 price per share threshold (i.e. $80 or $85 and $100 or $105 as to all Named Executive Officers and the additional $125 and $150 price per share thresholds for Messrs. Rutledge and Bickham). As a result, other than options that carry the $60 price per share threshold (applicable to Messrs. Rutledge and Winfrey) no such performance-vesting option amount has been included in the above table.

(4)

For restricted stock (as to Mr. Winfrey), restricted stock unit awards (as to Messrs. Winfrey and Blackley and Ms. Mayo) and time-vesting restricted stock (as to Messrs. Rutledge and Bickham), in the event of a change in control, executives are entitled to receive full vesting of any unvested restricted stock or restricted stock units, as applicable. As to performance-vesting restricted stock granted to Messrs. Rutledge and Bickham, in the event of a change in control, all unvested performance-vesting restricted stock will vest based upon the highest price paid per share in the change in control transaction. For all performance-vesting restricted stock grants, the Company has assumed that the threshold was not met in order to assign a price as of December 31, 2012 to any restricted shares that may have been eligible for vesting as of that date for stock price thresholds higher than the $60 threshold (i.e. $80 and $100 thresholds). As a result, other than shares that carry the $60 price per share threshold (applicable only to Mr. Rutledge) no such performance-vesting restricted stock amount has been included in the above table.

Limitation of Directors’ Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

(1)	any breach of the director’s duty of loyalty to the corporation and its shareholders;

(2)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 31, 2013 regarding the beneficial ownership of Charter’s Class A common stock by:

•	each holder of more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2013 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 101,178,821 shares of Class A common stock outstanding as of January 31, 2013. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 400 Atlantic Street, 10th Floor, Stamford, CT 06901.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders:
Apollo Funds(2)	24,841,842	24.34%
Oaktree Opportunities Investments, L.P. and certain affiliated funds(3)	12,575,913	12.38%
Funds affiliated with Crestview LLC(4)	10,203,955	10.09%
T. Rowe Price Associates, Inc.(5)	9,217,950	9.11%
Lone Pine Capital LLC and Stephen F. Mandel, Jr.(6)	7,216,285	7.13%
Directors and Executive Officers:
W. Lance Conn	6,233	*
Darren Glatt(7)	24,841,842	24.34%
Craig Jacobson	16,989	*
Bruce A. Karsh(8)	12,577,392	12.38%
Edgar Lee(9)	12,577,392	12.38%
Jeffrey A. Marcus(10)	10,207,031	10.09%
John D. Markley, Jr.	35,133	*
David C. Merritt	6,233	*
Stan Parker(11)	24,841,842	24.34%
Eric L. Zinterhofer	5,813	*
Thomas M. Rutledge(12)	680,450	*
Christopher L. Winfrey(13)	214,224	*
John Bickham(14)	232,000	*
Kathleen Mayo	—	—
James Blackley	—	—
All executive officers and directors as a group (23 persons)(15)	49,116,904	47.77%

*	less than 1%

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A common stock.

(2)

Based on the most recently available Schedule 13G/A filed on February 14, 2013, includes an aggregate 23,961,208 shares of Class A common stock beneficially held and warrants exercisable for 880,634 shares of Class A common stock beneficially held and includes: (i) 23,245,698 shares of Class A common stock held of record by AP Charter Holdings (Sub II), LLC (“AP Charter Sub II”); (ii) 639,288 shares of Class A common stock and warrants exercisable for 121,370 shares of common stock held of record by Red Bird, L.P. (“Red Bird”); (iii) 35,048 shares of Class A common stock and warrants exercisable for 45,243 shares of common stock held of record by Blue Bird, L.P. (“Blue Bird”); (iv) 32,886 shares of Class A common stock and warrants exercisable for 19,661 shares held of record by Green Bird, L.P. (“Green Bird”), and (v) warrants exercisable for 694,360 shares of Class A common stock held of record by AP Charter Holdings, L.P. (“AP Charter” and collectively with AP Charter Sub II, Red Bird, Blue Bird and Green Bird, the “Apollo Funds”). Also includes 8,288 shares of Class A common stock that are held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”).

AP Charter Holdings (Sub II MM), LLC (“AP Charter Sub MM”) is the sole member and manager of AP Charter Sub II, and AP Charter is the sole member and manager of AP Charter Sub MM. Advisors VI and Advisors VII serve as the general partners of AP Charter. Apollo Capital Management VI, LLC (“ACM VI”) serves as the general partner of Advisors VI, and Apollo Capital Management VII, LLC (“ACM VII”) serves as the general partner of Advisors VII. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of each of ACM VI and ACM VII. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I. Red Bird GP, Ltd. (“Red Bird GP”) is the general partner of Red Bird, Blue Bird GP, Ltd. (“Blue Bird GP”) is the general partner of Blue Bird, and Green Bird GP, Ltd. (“Green Bird GP”) is the general partner of Green Bird. Apollo SVF Management, L.P. (“SVF Management”) is the director of each of Red Bird GP and Blue Bird GP. SVF Management also serves as the investment manager for the Permal Fund, and as such has the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. Apollo Value Management, L.P. (“Value Management”) is the director of Green Bird GP. The general partner of SVF Management is Apollo SVF Management GP, LLC (“SVF Management GP”), and the general partner of Value Management is Apollo Value Management GP, LLC (“Value Management GP”). Apollo Capital Management, L.P. (“Capital Management”) is the sole member and manager of each of SVF Management GP and Value Management GP. The general partner of Capital Management is Apollo Capital Management GP, LLC (“Capital Management GP”).

The sole shareholder of Red Bird GP is Apollo SOMA Advisors, L.P. (“SOMA Advisors”), the sole shareholder of Blue Bird GP is Apollo SVF Advisors, L.P. (“SVF Advisors”), and the sole shareholder of Green Bird GP is Apollo Value Advisors, L.P. (“Value Advisors”). The general partner of SOMA Advisors is Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), the general partner of SVF Advisors is Apollo SVF Capital Management, LLC (“SVF Capital Management”), and the general partner of Value Advisors is Apollo Value Capital Management, LLC (“Value Capital Management”). Apollo Principal Holdings II, L.P. (“Principal II”) is the sole member and manager of each of SOMA Capital Management, SVF Capital Management and Value Capital Management. Apollo Principal Holdings II GP, LLC (“Principal Holdings GP”) is the general partner of Principal II.

Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP and Principal II GP, and the managers as well as principal executive officers of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the ordinary shares held by the Apollo Funds. Each of the Apollo Funds disclaims beneficial ownership of the shares of Class A Common stock held or issuable upon the exercise of warrants held by any of the other Apollo Funds, except to the extent of any pecuniary interest therein, and each of the Apollo investment managers and investment advisors, including Management Holdings, Management Holdings GP, Principal I, Principal I GP, Principal II, Principal II GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the shares of Class A Common Stock held or issuable upon the exercise of warrants held by the Apollo Funds, except to the extent of any pecuniary interest therein.

The principal address for AP Charter Sub II, AP Charter Sub MM, AP Charter, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal address for Red Bird, Red Bird GP, Blue Bird, Blue Bird GP, Green Bird and Green Bird GP is c/o Intertrust Corporate Services (Cayman) Limited, 87 Mary Street, George Town Grand Cayman KY1-9005, Cayman Islands. The principal address for SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)

Based on the most recently available Schedule 13G/A filed February 14, 2013 as of December 31, 2012, includes 12,147,369 shares of Class A common stock held by Oaktree Opportunities Investments, L.P.; warrants exercisable for 95,743 shares of Class A common stock held by OCM Opportunities Fund V, L.P.; warrants exercisable for 215,108 shares of Class A common stock held by OCM Opportunities Fund VI, L.P.; warrants exercisable for 104,553 shares of Class A common stock held by OCM Opportunities Fund VII Delaware, L.P.; and warrants exercisable for 13,140 shares of Class A common stock held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Group Holdings GP, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. Further, Mr. Lee, another member of Charter’s board, may be deemed to have or share beneficially ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P., by virtue of being an officer or equivalent of Oaktree Fund GP I, L.P. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(4)

Based on the most recently available Schedule 13G dated December 31, 2010 and filed with the SEC on February 10, 2011, the Form 4 filed with the SEC December 26, 2012 by Crestview Partners G.P., L.P. and the Form 4 filed with the SEC December 26, 2012 by Crestview Partners II G.P., L.P., the number of shares reported includes: 3,099,288 shares directly owned by Encore, LLC and 7,104,667 shares directly owned by Encore II, LLC. Each of Crestview Partners GP, L.P., Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P. may be deemed to have beneficial ownership of the 3,099,288 shares of Class A common stock owned directly by Encore, LLC. Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd. and Crestview Offshore Holdings

(Cayman), L.P. are the members of Encore, LLC. Crestview Partners (ERISA), L.P. is the sole shareholder of Encore (ERISA), Ltd. Crestview Partners GP, L.P. is the general partner of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P.

Each of Crestview Partners II GP, L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. may be deemed to have beneficial ownership of the 7,104,667 shares of Class A common stock owned directly by Encore II, LLC. Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P., each of which is a member of Encore II, LLC.

The business address for Encore, LLC, Crestview Partners GP, L.P., Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Partners (ERISA), L.P., Crestview Offshore Holdings (Cayman), L.P., Encore II, LLC, Crestview Partners II GP, L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(5)

The equity ownership reported in this table is based on the holder’s most recently available Schedule 13G dated December 31, 2012 and filed with the SEC on February 13, 2013. The address of the reporting person is 100 East Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(6)

Based on the most recently available Schedule 13G dated January 24, 2013 and filed with the SEC on February 4, 2013, the number of shares reported includes 7,216,285 shares beneficially owned by Lone Pine Capital LLC and Stephen F. Mandel, Jr. with shared voting and dispositive power (as used in this footnote, the “Common Stock”). Lone Pine Capital LLC, a Delaware limited liability company (“Lone Pine Capital”), which serves as investment manager to Lone Spruce, L.P., a Delaware limited partnership (“Lone Spruce”), Lone Balsam, L.P., a Delaware limited partnership (“Lone Balsam”), Lone Sequoia, L.P., a Delaware limited partnership (“Lone Sequoia”), Lone Cascade, L.P., a Delaware limited partnership (“Lone Cascade”), Lone Sierra, L.P., a Delaware limited partnership (“Lone Sierra”), Lone Cypress, Ltd., a Cayman Islands exempted company (“Lone Cypress”), Lone Kauri, Ltd., a Cayman Islands exempted company (“Lone Kauri”) and Lone Monterey Master Fund, Ltd., a Cayman Islands exempted company (“Lone Monterey Master Fund”, and together with Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund, the “Lone Pine Funds”), with respect to the Common Stock directly held by each of the Lone Pine Funds; and Stephen F. Mandel, Jr. (“Mr. Mandel”), the managing member of Lone Pine Managing Member LLC, which is the Managing Member of Lone Pine Capital, with respect to the Common Stock directly held by each of the Lone Pine Funds. The address of the business office of each of Lone Pine Capital and Mr. Mandel is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(7)

By virtue of being a principal at Apollo Management, L.P, Mr. Glatt may be deemed to have or share beneficial ownership of shares beneficially owned by Apollo Funds. Mr. Glatt expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(8)	By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities

Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(9)

By virtue of being a Managing Director of Oaktree Capital Management, LLC, Mr. Lee may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 3.

(10)

Includes 1,597 shares owned directly by Mr. Marcus’ wife, Mrs. Nicola Marcus. Mr. Marcus may be deemed to have beneficial ownership of such 1,597 shares because he shares voting and investment power over such shares. Mr. Marcus is a Partner of Crestview, L.L.C., which is the general partner of Crestview partners GP, L.P. and Crestview Partners II GP, L.P. Crestview Partners GP, L.P. is the general partner of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P. Crestview Partners (ERISA), L.P. is the sole shareholder of Encore (ERISA), Ltd. Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd. And Crestview Offshore Holdings (Cayman), L.P. are the members of Encore, LLC, which is the director owner of 3,099,288 shares of Class A common stock. Mr. Marcus disclaims beneficial ownership of such 3,099,288 shares except to the extent of his pecuniary interest therein. Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P., each of which is a member of Encore II, LLC which is the direct owner of 7,104,667 shares of Class A common stock. Mr. Marcus disclaims beneficial ownership of such 7,104,667 shares except to the extent of his pecuniary interest therein. The business address for Mr. Marcus is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065. See Note 4.

(11)

By virtue of being a principal at Apollo Management, L.P, Mr. Parker may be deemed to have or share beneficial ownership of shares beneficially owned by Apollo Funds. Mr. Parker expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 2.

(12)

Includes 611,700 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted. Also includes 50,000 time-vesting options exercisable within sixty (60) days of January 31, 2013 and 18,750 performance-vesting options exercisable within sixty (60) days of January 31, 2013 at the $60 price per share threshold.

(13)	Includes 26,667 shares of restricted stock and issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted and also includes 98,101 options exercisable.

(14)	Includes 232,000 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(15)

Includes shares of restricted stock issued pursuant the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted, options and restricted stock units that are exercisable or eligible to become vested within sixty days of January 31, 2013, and the shares of our Class A common stock beneficially owned described in footnotes (12), (13) and (14).

Certain Relationships and Related Transactions

We maintain written policies and procedures covering related party transactions. The Audit Committee reviews the material facts of related party transactions. Management has various procedures in place, e.g., Charter’s Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions. Management brings those to the Audit Committee for review as appropriate. Our Related Party Transaction Policy provides that a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) the Company is a participant; and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Party” is any: (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director; (b) greater than 5 percent beneficial owner of the Company’s common stock; or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers-and fathers-in-law, sons-and daughters-in-law, and brothers-and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Open market purchases or privately-negotiated transactions, excluding any distributions by the Company, involving any securities of the Company or its subsidiaries, are not deemed to be a “Related Party Transaction” under our Related Party Transaction Policy.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest. A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with affiliates involving more than $50 million for our CCO Holdings, LLC (“CCO Holdings”) credit facility and our CCO Holdings indentures. Such fairness opinions have been obtained whenever required. All of our transactions with affiliates have been deemed by Charter’s board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by the Audit Committee or another independent body of Charter’s board of directors.

Transactions Arising Out of Third Party Relationships in which Principal Stockholders have or had an Interest

Agreements with Third Parties in which Oaktree Opportunities Investments, L.P holds an interest

Charter is a party to a programming distribution agreement with Liberman Broadcasting, Inc. for carriage of Estrella TV, a Spanish-language video service (the “Estrella Agreement”). One of Charter’s principal stockholders, Oaktree Opportunities Investments, L.P., holds an interest in Liberman Broadcasting, Inc. and/or its affiliates. In addition, Mr. Karsh, who sits on Charter’s board of directors, also serves on the board of LBI Media Holdings, Inc. and LBI Media, Inc., affiliates of Liberman Broadcasting, Inc. The Estrella Agreement runs through October 15, 2014 with an option to extend through October 15, 2017. There are no license fees being paid by Charter under the agreement and no expense, other than bandwidth. Charter will be provided with a marketing fund based on certain incremental subscribers delivered in each year of the initial term.

Registration Rights Agreement

As part of the emergence from Chapter 11 bankruptcy in 2009, the Company agreed to a Registration Rights Agreement with certain holders of the Company’s Class A common stock which required the Company to file a shelf-registration statement with the SEC to provide for a continuous secondary offering of the stock. The registration statement became effective in November 2010. The Registration Rights Agreement provided that any holder of securities that wished to sell stock under the existing shelf-registration statement must give the Company five business days notice that such holder wishes to sell and that the Company notify the other holders which were party to the Registration Rights Agreement.

In August 2012, the Company and the Company’s three largest holders, Apollo Management, funds affiliated with Crestview, LLC and Oaktree Capital, amended the Registration Rights Agreement to provide for sales of shares of the Company’s Class A common stock in a block trade through an underwriter and the related mechanics for block trades. Because the amendment involved the Company and affiliates, it was deemed a related party transaction. The amendment was considered and approved by the Audit Committee. Charter received no compensation from entering into the amendment nor from any subsequent sales of shares.

Stockholders Agreement

On March 19, 2013, the Company entered into a Stockholders Agreement (the “Agreement”) with Liberty Media Corporation (“Liberty Media”), in connection with Liberty Media’s purchase (the “Purchase”) of certain equity interests of the Company from investment funds managed by, or affiliated with, Apollo Global Management LLC, Oaktree Capital Management, L.P. and Crestview Partners (collectively, the “Sellers”). The Agreement provides for, among other things, (i) that four of the Sellers’ designees to the board of directors of the Company, Bruce Karsh, Edgar Lee, Stan Parker, and Darren Glatt, would resign in connection with the closing of the Purchase (the “Closing”) and that the Company would appoint four Liberty Media designees to fill the vacancies to be created by these resignations: John C. Malone, Gregory B. Maffei, Nair Balan and Michael Huseby, (ii) that the Company, subject to good faith qualification determinations, would nominate Liberty Media’s designees for election at its 2014 and 2015 annual meetings of stockholders, (iii) that Liberty Media would vote its shares of Company’s Class A Common Stock in accordance with the recommendation of the Nominating and Corporate Governance Committee of the board of directors with respect to the election or removal of directors, (iv) that Liberty Media would not, directly or indirectly, subject to certain exceptions, acquire any voting securities of the Company, or any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value from such securities, that would result in an increase of Liberty Media’s ownership interest in the Company beyond 35% prior to January 2016 and 39.99% thereafter), and (v) certain standstill provisions subject to certain exceptions.

Under the Agreement, the Company has also agreed to reimburse the Liberty Media designees for reasonable expenses and provide indemnification and D&O insurance consistent with the Company’s existing policies. In addition, Liberty Media’s designees (other than any designee who is a director or officer of Liberty Media) shall be entitled to any compensation paid to the Company’s non-employee directors for their services as a director. The number of designees that Liberty Media will be entitled to designate for nomination following the Closing will be determined based on Liberty Media’s then-ownership interest in the Company. It is a condition to closing the Purchase that Liberty Media’s designees are appointed to the board of directors no later than contemporaneously with the Closing.

Proposal No. 2: Approval to Increase the Number of Shares of Class A Common Stock in the Company’s 2009 Stock Incentive Plan By Six Million Shares

(Item 2 on Proxy Card)

At this Annual Meeting, stockholders are being asked to approve the addition of six million shares of Class A common stock to the Company’s 2009 Stock Incentive Plan. Since December 2009 through January 31, 2013, the Company made awards of approximately 8.8 million shares under the 2009 Stock Incentive Plan. Of these awards, approximately 2.1 million shares have been forfeited leading to approximately just 1.4 million shares remaining for future awards. See “Long-Term Incentives” in the Compensation Discussion and Analysis, above, for a description of the 2009 Stock Incentive Plan and awards made pursuant to that plan.

Our long-term incentive award compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with that of our stakeholders, and incentivize and retain the executives through the term of the awards. We believe that performance-based incentives help to drive our performance through their direct linkage to controllable business results while, at the same time, rewarding executives for the value created through share price appreciation. The approval of the addition of six million shares of Class A common stock to the 2009 Stock Incentive Plan would provide the Compensation and Benefits Committee the flexibility to make awards to participants as the committee deems appropriate. This would also bring the amount of shares in the plan back nearer to the amount included following emergence from bankruptcy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO INCREASE THE NUMBER OF SHARES OF CLASS A COMMON STOCK IN THE COMPANY’S 2009 STOCK INCENTIVE PLAN BY SIX MILLION SHARES.

Proposal No. 3: Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 3 on Proxy Card)

The Audit Committee of the board of directors has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2013. Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent registered public accounting firm is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.

KPMG has been serving as the Company’s independent registered public accounting firm since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as the independent registered public accounting firm with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.

Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Accounting Matters

Principal Accounting Firm

KPMG acted as the Company’s principal accountant in 2012 and 2011, and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s independent registered public accounting firm for 2013. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent registered public accounting firm. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.

Audit Fees

During the years ended December 31, 2012 and 2011, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements, for the review of our and our subsidiaries’ interim financial statements, registration statement filings and offering memoranda filings totaling approximately $3.7 million and $4.3 million, respectively.

Audit-Related Fees

We incurred audit-related fees to KPMG of approximately $0.2 million and $0.3 million during the years ended December 31, 2012 and 2011, respectively. These services were primarily related to due diligence related to acquisitions.

Tax Fees

None.

All Other Fees

We did not incur any other fees during the years ended December 31, 2012 and 2011.

The Audit Committee appoints, retains, compensates and oversees the independent registered public accounting firm (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to independent registered public accounting firms. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2012 and 2011. Each year, including 2012, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.

In its capacity as a committee of the board, the Audit Committee oversees the work of the independent registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter on the Company’s website, www.charter.com.

Report of the Audit Committee

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.

The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2012, the Audit Committee consisted of Messrs. Jacobson, Merritt, and Markley. All members were determined by the board to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ Global Select Market. The Company’s board of directors has determined that, in its judgment, Mr. Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.

The Audit Committee’s functions are detailed in a written amended and restated Audit Committee charter adopted by the board of directors in December 2009, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held six meetings in 2012.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2012. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG, the independent registered public accounting firm for the Company’s audited financial statements for the year ended December 31, 2012.

The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

DAVID C. MERRITT

CRAIG A. JACOBSON

JOHN D. MARKLEY, JR.

Section 16(a) Beneficial Ownership Reporting Requirement

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the 2012 fiscal year with the exception of a Form 4/A required to be filed for Mr. Heneghan. The original Form 4 inadvertently omitted a sale of securities obtained on exercise of options reported on the original Form 4 filed on August 28, 2012. The Form 4/A correcting the omission was filed on September 4, 2012.

Code of Ethics

We have adopted a Financial Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Financial Code of Ethics, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Financial Code of Ethics. A copy of our Financial Code of Ethics is available on our website at www.charter.com.

Stockholder Proposals for 2014 Annual Meeting

If you want to include a stockholder proposal in the proxy statement for the 2014 annual meeting, it must be delivered to the Corporate Secretary at the Company’s executive offices no later than November 20, 2013. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement.

If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement or to make a nomination of a person for election to the board, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2014 annual meeting, such a notice must be delivered to the Company’s Corporate Secretary at the Company’s executive offices no earlier than January 8, 2014 and no later than February 2, 2014. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date.

Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefore, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the amended and restated Bylaws was filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 4, 2009, and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

Our Annual Report on Form 10-K for the year ended December 31, 2012 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Form 10-K, without exhibits, at no charge by writing to the Company at 400 Atlantic Street, 10th Floor, Stamford, CT 06901, Attention: Investor Relations.

In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2012 Annual Report. The SEC has enacted a rule that allows the Company to deliver only one copy of our Proxy Statement and 2012 Annual Report to multiple security holders sharing an address if they so consent. This is known as “householding.” The Householding Election, which appears on your proxy card, provides you with a means for you to notify us whether you consent to participate in householding. By marking “Yes” in the block provided, you will consent to participate in householding and by marking “no” you will withhold your consent to participate. If you do nothing, you will be deemed to have given your consent to participate in householding. Your consent to householding will be perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions (“Broadridge”), either by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling (800) 542-1061. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure statement. Even if your household receives only one Annual Report and one Proxy Statement, a separate proxy card will be provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 W. Lance Conn 02 Darren Glatt 03 Craig A. Jacobson 04 Bruce A. Karsh 05 Edgar Lee
06 Jeffrey A. Marcus 07 John D. Markley, Jr. 08 David C. Merritt 09 Stan Parker 10 Thomas M. Rutledge
11 Eric L. Zinterhofer
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2 An amendment increasing the number of shares in the Company’s 2009 Stock Incentive Plan.						☐	☐	☐
3 The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.						☐	☐	☐
NOTE: To vote on any other matters properly brought before the stockholders at the meeting.
For address change/comments, mark here. (see reverse for instructions)					☐
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2013 Notice and Proxy Statement, 2012 Annual Report is/are available at www.proxyvote.com.

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CHARTER COMMUNICATIONS, INC.

Annual Meeting of Stockholders

April 30, 2013 8:30 AM

This proxy is solicited by the Board of Directors

The stockholders hereby appoint Thomas M. Rutledge, Richard R. Dykhouse and Paul J. Rutterer, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of Charter Communications, Inc. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 8:30 AM, MDT on April 30, 2013, at The Ritz Carlton Hotel, Denver, 1881 Curtis Street, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side